Exhibit 2.1

[Execution Version]

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

By and Between

ASB BANCORP, INC.

And

FIRST BANCORP

May 1, 2017

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4.25	Board of Directors Recommendation.	25
4.26	ASBB Information.	26
4.27	Delivery of ASBB Disclosure Memorandum.	26
4.28	No Additional Representations.	26

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		26

5.1	Organization, Standing, and Power.	26
5.2	Authority of Buyer; No Breach By Agreement.	27
5.3	Capital Stock.	28
5.4	Exchange Act Filings; Financial Statements.	28
5.5	Absence of Undisclosed Liabilities.	29
5.6	Absence of Certain Changes or Events.	29
5.7	Tax Matters.	29
5.8	Compliance with Laws.	29
5.9	Legal Proceedings.	30
5.10	Reports.	30
5.11	Internal Control.	31
5.12	Approvals.	31
5.13	Brokers and Finders.	31
5.14	Certain Actions.	31
5.15	Available Consideration.	31
5.16	Statements True and Correct.	31
5.17	Delivery of Buyer Disclosure Memorandum.	32
5.18	No Additional Representations.	32

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		32

6.1	Affirmative Covenants of ASBB and Buyer.	32
6.2	Negative Covenants of ASBB.	33
6.3	Negative Covenants of Buyer	36
6.4	Control of the Other Party’s Business	36
6.5	Adverse Changes in Condition.	36
6.6	Reports.	37
6.7	Buyer Entity Use and Disclosure of IIPI	37

ARTICLE 7 ADDITIONAL AGREEMENTS		37

7.1	Shareholder Approvals.	37
7.2	Registration of Buyer Common Stock.	38
7.3	Other Offers, etc.	39
7.4	Consents of Regulatory Authorities.	40
7.5	Agreement as to Efforts to Consummate.	40
7.6	Investigation and Confidentiality.	40
7.7	Press Releases.	41
7.8	Charter Provisions.	41
7.9	Employee Benefits and Contracts.	42
7.10	Retention Plan and Conversion Bonus Plan.	43
7.11	Section 16 Matters.	43
7.12	Indemnification.	43
7.13	Tax Covenants of Buyer.	44

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		45

8.1	Conditions to Obligations of Each Party.	45
8.2	Conditions to Obligations of Buyer.	46
8.3	Conditions to Obligations of ASBB.	47

ARTICLE 9 TERMINATION		48

9.1	Termination.	48

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9.2	Effect of Termination	49
9.3	Termination Fee.	49
9.4	Non-Survival of Representations and Covenants.	49

ARTICLE 10 MISCELLANEOUS		49

10.1	Definitions.	49
10.2	Expenses.	58
10.3	Brokers and Finders.	58
10.4	Entire Agreement.	59
10.5	Amendments.	59
10.6	Waivers.	59
10.7	Assignment.	59
10.8	Notices.	60
10.9	Governing Law.	60
10.10	Counterparts.	60
10.11	Captions; Articles and Sections.	60
10.12	Interpretations.	61
10.13	Enforcement of Agreement.	61
10.14	Severability.	61

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LIST OF EXHIBITS

Exhibit	Description

A	Form of Bank Merger Agreement

B	Form of Support Agreement

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of May 1, 2017, is by and between First Bancorp, a North Carolina corporation (“Buyer”), and ASB Bancorp, Inc., a North Carolina corporation (“ASBB”). Capitalized terms used in this Agreement but not defined elsewhere herein shall have the meanings assigned to them in Section 10.1 hereof.

Recitals

WHEREAS, the respective boards of directors of each of Buyer and ASBB have determined that it is in the best interests of their respective companies and shareholders for ASBB to merge with and into Buyer, with Buyer being the surviving entity (the “Merger”) pursuant to the terms of this Agreement and have unanimously approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby the issued and outstanding shares of ASBB Common Stock will be converted into the right to receive the Merger Consideration from Buyer;

WHEREAS, the board of directors of ASBB has recommended that ASBB’s shareholders approve this Agreement and the transactions contemplated hereby (the “ASBB Recommendation”);

WHEREAS, as a material inducement and as additional consideration to Buyer to enter into this Agreement, each of the directors and executive officers of ASBB have entered into a voting agreement with Buyer dated as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), in the form attached hereto as Exhibit B, pursuant to which each such Person has agreed, among other things, to vote all shares of ASBB Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Merger is subject to the approvals of the shareholders of ASBB, regulatory agencies, and the satisfaction of certain other conditions described in this Agreement;

WHEREAS, Buyer and ASBB desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1
TRANSACTIONS AND TERMS OF MERGER AND REORGANIZATION

1.1 Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, ASBB shall merge with and into Buyer in accordance with the North Carolina Business Corporation Act (the “NCBCA”), and Buyer shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated in accordance with the terms and subject to the conditions of this Agreement.

1.2 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at 11:00 A.M. Eastern Time on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties and may be effected by electronic or other transmission of signature pages, as mutually agreed upon.

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1.3 Effective Time.

The Merger shall be consummated by filing Articles of Merger reflecting the Merger (the “Articles of Merger”) with the Secretary of State of North Carolina. The Merger shall become effective (the “Effective Time”) when the Articles of Merger have been accepted for filing by the Secretary of State of North Carolina or at such later time as may be mutually agreed upon by Buyer and ASBB and specified in the Articles of Merger. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur within five business days of the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of ASBB approve this Agreement to the extent such approval is required by applicable Law, or (iii) expiration of the period specified within Section 9.1(d).

1.4 Restructure of Transactions.

Buyer shall have the right to request a revision to the structure of the Merger contemplated by this Agreement by merging ASBB directly with and into a subsidiary of Buyer, provided, that no such revision to the structure of the Merger (i) shall result in any changes in the amount or type of consideration which the holders of shares of ASBB Common Stock or ASBB Options are entitled to receive under this Agreement, (ii) would unreasonably impede or delay consummation of the Merger, or (iii) imposes any less favorable terms or conditions on ASBB or Bank. Buyer may request such revision by giving written notice to ASBB in the manner provided in Section 10.8, which notice shall be in the form of a proposed amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger and Reorganization, and the addition of such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

1.5 Bank Merger.

Concurrently with the execution and delivery of this Agreement, First Bank (“Buyer Bank”), a wholly owned subsidiary of Buyer, and Asheville Savings Bank, S.S.B. (the “Bank”), a wholly owned subsidiary of ASBB, shall enter into the Bank Agreement of Merger, in the form attached hereto as Exhibit A, with such changes thereto as Buyer and ASBB shall mutually agree, pursuant to which Bank will merge with and into Buyer Bank (the “Bank Merger”). The Bank Merger shall not occur prior to the Effective Time.

1.6 Tax Treatment of the Merger.

It is intended by the Parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, to not take any action that could reasonably be expected to cause the Merger to fail to so qualify, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.

Article 2

TERMS OF MERGER

2.1 Articles of Incorporation.

The articles of incorporation of Buyer in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until otherwise duly amended or repealed.

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2.2 Bylaws.

The bylaws of Buyer in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until otherwise duly amended or repealed.

2.3 Directors and Officers.

The directors of Buyer in office immediately prior to the Effective Time, together with such additional Persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Prior to the Effective Time, Buyer shall take all action necessary to appoint Suzanne S. DeFerie and one additional representative of ASBB’s board of directors, as identified by Buyer, to the board of directors of Buyer and Buyer Bank, to be effective as of 12:01 a.m. on the next business day following the Effective Time. The officers of Buyer in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Surviving Corporation’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

Article 3

MANNER OF CONVERTING SHARES

3.1 Effect on ASBB Common Stock.

(a)      At the Effective Time, in each case subject to Sections 3.1(d) and 3.2, by virtue of the Merger and without any action on the part of the Parties, each share of ASBB Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Extinguished Shares) shall be converted into the right to receive one of the following: (i) cash in the amount of $41.90 (the “Cash Consideration”), less any applicable withholding Taxes; (ii) a number of duly authorized, validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”); or (iii) a combination of the Cash Consideration and Stock Consideration (the “Mixed Consideration”) in such proportions as requested by the holder of such share of ASBB Common Stock to the extent available after the proration of the total Merger Consideration to 10% Cash Consideration and 90% Stock Consideration in accordance with Section 3.2 of this Agreement (items (i), (ii), or (iii) are referred to herein individually as the “Per Share Purchase Price” and collectively as the “Merger Consideration”); provided, however, and notwithstanding anything herein to the contrary, the maximum number of shares of Buyer Common Stock to be issued in exchange for shares of ASBB Common Stock shall be equal to 19.9% of the number of shares of Buyer Common Stock issued and outstanding immediately before the Effective Time (the “Maximum Stock Consideration”), and to the extent the total Stock Consideration would otherwise exceed the Maximum Stock Consideration, the proration of the total Merger Consideration between Cash Consideration and Stock Consideration shall be appropriately adjusted. The “Exchange Ratio” shall be 1.44 shares of Buyer Common Stock per share of ASBB Common Stock.

(b)      At the Effective Time, all shares of ASBB Common Stock shall no longer be outstanding, shall automatically be cancelled and retired, and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of ASBB Common Stock (the “Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price.

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(c)      If, prior to the Effective Time, the outstanding shares of ASBB Common Stock, or ASBB Options, or the outstanding shares of Buyer Common Stock, or any rights with respect to Buyer Common Stock pursuant to stock options granted by Buyer (the “Buyer Options”) are increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price. For the avoidance of doubt, Buyer shall have the right to grant additional stock options or other equity based awards under its existing equity based compensation plans (“Buyer Awards”), and holders of ASBB Options shall have the right to exercise ASBB Options outstanding as of the date of this Agreement without triggering an adjustment to the Per Share Purchase Price under this Section 3.1(c).

(d)      Each share of ASBB Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of ASBB Common Stock held on behalf of third parties or as a result of debts previously contracted) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor, and cease to exist (the “Extinguished Shares”).

3.2 Election and Proration Procedures.

(a)      An election form in such form as Buyer and ASBB shall agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below) to each holder of record of ASBB Common Stock. Unless another date is agreed to by Buyer and ASBB prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Prospectus is first mailed to holders of ASBB Common Stock. Buyer shall make available Election Forms as may be reasonably requested by all Persons who become holders of ASBB Common Stock after the record date for availability to vote at the ASBB Shareholders’ Meeting and prior to the Election Deadline (as defined herein), and ASBB shall provide to Computershare Limited or such other exchange agent selected by Buyer and reasonably acceptable to ASBB (the “Exchange Agent”) all information reasonably necessary for it to perform its obligations as specified herein.

(b)      Each Election Form shall entitle the holder of ASBB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”), (iii) the Mixed Consideration for all of such holder’s shares (a “Mixed Election”), or (iv) make no election (a “Non-Election”). Holders of record of ASBB Common Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided, that such Holder Representative certifies that each such Election Form covers all of the shares of ASBB Common Stock held by that Holder Representative for a particular beneficial owner. The shares of ASBB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares,” and the aggregate number thereof is referred to herein as the “Stock Election Number.”  The shares of ASBB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares” and the aggregate number thereof is referred to as the “Cash Election Number”. Shares of ASBB Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”

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(c)      To be effective, a properly completed Election Form must be received by the Exchange Agent on or before 4:00 p.m., local time, on such date as the Parties may mutually agree (the “Election Deadline”), which shall in no event be later than five calendar days following the Effective Time. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates representing all shares of ASBB Common Stock covered by such Election Form, or the guaranteed delivery of such Certificates (or customary affidavits and, if required by Buyer, indemnification regarding the loss, mutilation, theft or destruction of such Certificates), together with duly completed transmittal materials. For the holders of Non-Election Shares, subject to Section 3.2(e), Buyer shall have the authority to determine the type of consideration constituting the Per Share Purchase Price to be exchanged for the Non-Election Shares. Any ASBB shareholder may at any time prior to, but not after, the Election Deadline change his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any ASBB shareholder may, at any time prior to the Election Deadline, revoke his, her or its election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his, her or its Certificates, or of the guarantee of delivery of such Certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Party that this Agreement has been terminated prior to the Effective Time pursuant to the applicable Section of Article 9 of this Agreement. If an ASBB shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes an Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of ASBB Common Stock held by such shareholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d)      The number of shares of ASBB Common Stock to be converted into the right to receive the Cash Consideration shall be equal to 10% of the number of shares of ASBB Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Cash Limit”), and the number of shares of ASBB Common Stock to be converted into the right to receive the Stock Consideration shall be equal to 90% of the number of shares of ASBB Common Stock outstanding immediately prior to the Effective Time (the “Aggregate Stock Limit”); provided, however, that the maximum number of shares of Buyer Common Stock to be exchanged for shares of ASBB Common Stock shall not exceed the Maximum Stock Consideration, and to the extent the total Stock Consideration would otherwise exceed the Maximum Stock Consideration the Aggregate Cash Limit and the Aggregate Stock Limit shall be appropriately adjusted.

(e)      Within five business days after the later to occur of the Election Deadline or the Effective Time, Buyer shall cause the Exchange Agent to effect the allocation among holders of ASBB Common Stock of the Merger Consideration and to distribute such as follows:

(i)          if the Stock Election Number exceeds the Aggregate Stock Limit, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Stock Limit and the denominator of which is the Stock Election Number, and (B) the Cash Consideration for those Stock Election Shares which were not converted into the right to receive Stock Consideration as a result of the Stock Election Number exceeding the Aggregate Stock Limit;

(ii)         if the Cash Election Number exceeds the Aggregate Cash Limit, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each Cash Election Share shall be converted into the right to receive (A) the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (1) the number of Cash Election Shares held by such holder by (2) a fraction, the numerator of which is the Aggregate Cash Limit and the denominator of which is the Cash Election Number, and (B) the Stock Consideration for those Cash Election Shares which were not converted into the right to receive Cash Consideration as a result of the Cash Election Number exceeding the Aggregate Cash Limit; and

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(iii)        if the Stock Election Number and the Cash Election Number do not exceed the Aggregate Stock Limit and the Aggregate Cash Limit, respectively, then (A) all Cash Election Shares shall be converted into the right to receive the Cash Consideration, (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (C) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or the Stock Consideration such that the aggregate number of shares of ASBB Common Stock entitled to receive the Cash Consideration is equal to the Aggregate Cash Limit and the aggregate number of shares of ASBB Common Stock entitled to receive the Stock Consideration is equal to the Aggregate Stock Limit.

3.3 Exchange Procedures.

(a)      Promptly after the Effective Time, Buyer shall deposit with the Exchange Agent, for exchange in accordance with this Section 3.3, the Merger Consideration and cash in an aggregate amount sufficient for payment in lieu of fractional shares of Buyer Common Stock to which holders of ASBB Common Stock may be entitled pursuant to Section 3.7 (collectively, the “Exchange Fund”). In the event the cash in the Exchange Fund is insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including pursuant to Section 3.7), Buyer shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the Merger Consideration and cash in lieu of any fractional shares of Buyer Common Stock out of the Exchange Fund. Except as contemplated by this Section 3.3, the Exchange Fund will not be used for any other purpose.

(b)      Unless different timing is agreed to by Buyer and ASBB, as soon as reasonably practicable after the Effective Time, but in any event no more than seven business days after the Effective Time, Buyer shall cause the Exchange Agent to mail to the former shareholders of ASBB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or other instruments theretofore representing shares of ASBB Common Stock shall pass, only upon proper delivery of such Certificates or other instruments to the Exchange Agent). In the event of a transfer of ownership of shares of ASBB Common Stock represented by one or more Certificates that are not registered in the transfer records of ASBB, the Per Share Purchase Price payable for such shares as provided in Sections 3.1 and 3.2 may be issued to a transferee if the Certificate or Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence reasonably satisfactory to the Exchange Agent that such transfer is proper and that any applicable stock transfer taxes have been paid. In the event any Certificate representing ASBB Common Stock shall have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated, or destroyed and the posting by such Person of a bond in such amount as Buyer may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Certificate the Per Share Purchase Price as provided for in Sections 3.1 and 3.2. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Buyer shall pay all charges and expenses, including those of the Exchange Agent in connection with the distribution of the Per Share Purchase Price as provided in Sections 3.1 and 3.2. Buyer or the Exchange Agent will maintain a book entry list of Buyer Common Stock to which each former holder of ASBB Common Stock is entitled. Certificates evidencing Buyer Common Stock into which ASBB Common Stock has been converted will not be issued.

(c)      Unless different timing is agreed to by Buyer and ASBB, after the Effective Time, each holder of shares of ASBB Common Stock (other than Extinguished Shares) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 and 3.2, without interest, pursuant to this Section 3.3. The Certificate or Certificates of ASBB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Buyer shall not be obligated to deliver the consideration to which any former holder of ASBB Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 3.3. Similarly, no dividends or other distributions in respect of the Buyer Common Stock shall be paid to any holder of any unsurrendered Certificate or Certificates until such Certificate or Certificates (or affidavit in lieu thereof as provided in Section 3.3(b)) are surrendered for exchange as provided in this Section 3.3. Any other provision of this Agreement notwithstanding, neither any Buyer Entity, nor any ASBB Entity, nor the Exchange Agent shall be liable to any holder of ASBB Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

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(d)      Each of Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ASBB Common Stock and ASBB Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law or by any Taxing Authority or Governmental Authority. To the extent that any amounts are so withheld by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ASBB Common Stock, as applicable in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation, or the Exchange Agent, as the case may be.

(e)      Any portion of the Merger Consideration and cash delivered to the Exchange Agent by Buyer pursuant to Section 3.3(a) that remains unclaimed by the holder of shares of ASBB Common Stock for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any holder of shares of ASBB Common Stock who has not theretofore complied with Section 3.3(c) shall thereafter look only to Buyer for the consideration deliverable in respect of each share of ASBB Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of ASBB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of ASBB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Certificates, Buyer and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(f)      Adoption of this Agreement by the shareholders of ASBB shall constitute ratification of the appointment of the Exchange Agent.

3.4 Effect on Buyer Common Stock.

At and after the Effective Time, each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

3.5 ASBB Options; ASBB Restricted Stock.

(a)      At the Effective Time, each Right with respect to ASBB Common Stock pursuant to stock options granted by ASBB under ASBB’s 2012 Equity Incentive Plan (the “ASBB Options”) which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of ASBB Common Stock subject to such ASBB Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of such ASBB Option, less any applicable Taxes require to be withheld with respect to such payment. If the exercise price per share of any such ASBB Option is equal to or greater than the Cash Consideration, such ASBB Option shall be cancelled without any cash payment being made in respect thereof. Subject to the foregoing, ASBB’s 2012 Equity Incentive Plan and all ASBB Options issued thereunder shall terminate at the Effective Time.

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(b)      At the Effective Time, any time-based or other restrictions imposed on shares of ASBB Common Stock granted by ASBB under ASBB’s 2012 Equity Incentive Plan (the “ASBB Restricted Stock”) that is issued and outstanding immediately prior to the Effective Time shall, as of the Effective Time, lapse and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less any income or employment tax withholding required under the Code or any provision of applicable Law, in accordance with this Article 3. For the avoidance of doubt, like other holders of ASBB Common Stock, holders of ASBB Restricted Stock shall be entitled, pursuant to the terms and subject to the conditions and limitations of Section 3.2, to make an election with respect to the Merger Consideration that each will receive.

(c)      Neither ASBB’s board of directors nor its compensation committee shall make any grants of ASBB Options or ASBB Restricted Stock following the execution of this Agreement.

(d)      ASBB’s board of directors or its compensation committee shall make any adjustments or amendments to or make such determinations with respect to the ASBB Options and ASBB Restricted Stock necessary to effect the foregoing provisions of this Section 3.5.

3.6 Rights of Former ASBB Shareholders.

At the Effective Time, the stock transfer books of ASBB shall be closed as to holders of ASBB Common Stock and no transfer of ASBB Common Stock by any holder of such shares shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.3, each Certificate theretofore representing shares of ASBB Common Stock (other than Certificates representing Extinguished Shares), shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Purchase Price, without interest, as provided in this Article 3.

3.7 Fractional Shares.

Notwithstanding any other provision of this Agreement, each holder of shares of ASBB Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Average Buyer Stock Price. No such holder will be entitled to dividends, voting rights, or any other Rights as a shareholder in respect of any fractional shares.

Article 4
REPRESENTATIONS AND WARRANTIES OF ASBB

ASBB represents and warrants to Buyer, except as set forth on the ASBB Disclosure Memorandum with respect to each such Section below, as follows:

4.1 Organization, Standing, and Power.

ASBB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “BHCA”). Bank is a state chartered savings bank duly organized, validly existing and in good standing under the laws of the State of North Carolina. Each of ASBB and Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of ASBB and Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute book and other organizational documents for each of ASBB and Bank have been made available to Buyer for its review and, except as disclosed in Section 4.1 of the ASBB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the respective board of directors (including any committees of the board of directors) and shareholders thereof. Bank is an “insured institution” as defined in the Federal Deposit Insurance Act, and applicable regulations thereunder, and the deposits held by Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

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4.2 Authority of ASBB; No Breach By Agreement.

(a)      ASBB has the corporate power and authority necessary (i) to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and (ii) with respect to the Merger, upon the approval of the Merger, including any approvals referred to in Sections 8.1(b) and 8.1(c) and by ASBB’s shareholders in accordance with this Agreement and the NCBCA, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of ASBB, (including approval by at least a majority of the members of ASBB’s board of directors unaffiliated with any other party to the proposed transaction), subject to the approval of this Agreement by the holders of a majority of the outstanding shares of ASBB Common Stock, which is the only ASBB shareholder vote required for approval of this Agreement and consummation of the Merger (the “Requisite ASBB Shareholder Approval”). Subject to any approvals referred to in Sections 8.1(b) and 8.1(c) and receipt of such Requisite ASBB Shareholder Approval, this Agreement represents a legal, valid, and binding obligation of ASBB, enforceable against ASBB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)      Neither the execution and delivery of this Agreement by ASBB, nor the consummation by ASBB and Bank of the transactions contemplated hereby, nor compliance by ASBB and Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of ASBB’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any ASBB Subsidiary or any resolution adopted by the board of directors or the shareholders of any ASBB Entity, or (ii) except as disclosed in Section 4.2(b) of the ASBB Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any ASBB Entity under, any material Contract or any material Permit of any ASBB Entity, or (iii) subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any ASBB Entity or any of their respective material Assets (including any Buyer Entity or any ASBB Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any ASBB Entity being reassessed or revalued by any Regulatory Authority).

(c)      Except for (i) the filing of applications and notices with, and approval of such applications and notices from, the Federal Reserve, the FDIC, and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices, (iii) the filing with the SEC of a registration statement on Form S-4 (the “Registration Statement”) in which the proxy statement relating to ASBB’s Shareholders’ Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement/Prospectus”) will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by ASBB and Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by ASBB of this Agreement.

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4.3 Capital Stock.

(a)      The authorized capital stock of ASBB consists of 60,000,000 shares of ASBB Common Stock, of which 3,788,025 shares are issued and outstanding as of the date of this Agreement, and assuming that all of the issued and outstanding ASBB Options had been exercised, not more than an additional 443,900 shares would be issued and outstanding at the Effective Time, and 10,000,000 shares of ASBB preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. If the ASBB Options were exercised as of the date of this Agreement, 443,900 shares of ASBB Common Stock would be issued at a per share weighted average exercise price of $16.04. Section 4.3(a) of the ASBB Disclosure Memorandum lists all issued and outstanding ASBB Options, which schedule includes the names of the recipients, the date of grant, the exercise prices, the vesting schedules, and the expiration dates, to the extent applicable. All of the issued and outstanding shares of capital stock of ASBB are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of ASBB has been issued in violation of any preemptive rights of the current or past shareholders of ASBB.

(b)      Except for the 443,900 shares of ASBB Common Stock reserved for issuance pursuant to outstanding ASBB Options as disclosed in Section 4.3(a) of ASBB Disclosure Memorandum, there are no shares of capital stock or other equity securities of ASBB reserved for issuance and no outstanding Rights relating to the capital stock of ASBB.

(c)      Except as specifically set forth in this Section 4.3, there are no shares of ASBB capital stock or other equity securities of ASBB outstanding, and there are no outstanding Rights with respect to any ASBB securities or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription, exchange, or issuance of any securities of ASBB.

4.4 ASBB Subsidiaries.

ASBB has no Subsidiaries except as set forth in Section 4.4 of the ASBB Disclosure Memorandum, and ASBB owns all of the equity interests in each of its Subsidiaries. No capital stock (or other equity interest) of any such Subsidiary is or may become required to be issued (other than to another ASBB Entity) by reason of any Rights, and there are no Contracts by which any such Subsidiary is bound to issue (other than to another ASBB Entity) additional shares of its capital stock (or other equity interests) or Rights or by which any ASBB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any such Subsidiary (other than to another ASBB Entity). There are no Contracts relating to the Rights of any ASBB Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any such Subsidiary. All of the shares of capital stock (or other equity interests) of each Subsidiary are fully paid and nonassessable and are owned directly or indirectly by ASBB free and clear of any Lien. Each Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. The minute books and other organizational documents for the Subsidiaries have been made available to Buyer for its review, and except as disclosed in Section 4.4 of the ASBB Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the board of directors and shareholders thereof.

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4.5 Exchange Act Filings; Securities Offerings; Financial Statements.

(a)      ASBB has timely filed all Exchange Act Documents required to be filed by ASBB since January 1, 2013 (the “ASBB Exchange Act Reports”). ASBB Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ASBB Exchange Act Reports or necessary in order to make the statements in such ASBB Exchange Act Reports, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by ASBB (x) was either registered under the Securities Act or made pursuant to a valid exemption from registration under the Securities Act, (y) complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws, except for immaterial “blue sky” filings, including disclosure and broker/dealer registration requirements, and (z) was made pursuant to offering documents which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading. ASBB’s principal executive officer and principal financial officer have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to ASBB Exchange Act Reports to the extent such rules or regulations applied at the time of the filing. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes–Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither ASBB nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No ASBB Subsidiary is required to file any Exchange Act Documents.

(b)      Each of the ASBB Financial Statements (including, in each case, any related notes) that are contained in ASBB Exchange Act Reports, including any ASBB Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the Exchange Act, was, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), fairly presented in accordance with GAAP the consolidated financial position of ASBB and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect, and were certified to the extent required by the Sarbanes-Oxley Act.

(c)      ASBB’s independent registered public accountants, which have expressed their opinion with respect to the ASBB Financial Statements and its Subsidiaries whether or not included in ASBB’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such ASBB Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to ASBB within the meaning of Regulation S-X, and (iii) with respect to ASBB, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. ASBB’s independent public accountants have audited ASBB’s year-end financial statements, and have reviewed ASBB’s interim financial statements, that are included in the ASBB Financial Statements. Section 4.5(c) of the ASBB Disclosure Memorandum lists all non-audit services performed by ASBB’s independent registered public accountants for ASBB or Bank.

(d)      ASBB maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to ASBB and its Subsidiaries is made known on a timely basis to ASBB’s principal executive officer and ASBB’s principal financial officer.

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4.6 Absence of Undisclosed Liabilities.

Neither ASBB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of ASBB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither ASBB nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among ASBB and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, ASBB or any of its Subsidiaries in ASBB’s or such Subsidiary’s financial statements.

4.7 Absence of Certain Changes or Events.

Except as disclosed in the ASBB Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.7 of the ASBB Disclosure Memorandum, since December 31, 2016, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a ASBB Material Adverse Effect, (ii) none of the ASBB Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of ASBB provided in this Agreement, and (iii) since December 31, 2016, ASBB Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

4.8 Tax Matters.

Except as set forth in Section 4.8 of the ASBB Disclosure Memorandum:

(a)      All ASBB Entities have timely filed with the appropriate Taxing Authorities all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the ASBB Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes of the ASBB Entities to the extent due and payable (whether or not shown on any Tax Return) have been fully and timely paid. There are no Liens for any material Taxes (other than a Lien for current tax year real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the ASBB Entities. No written claim has ever been made by any Taxing Authority in a jurisdiction where any ASBB Entity does not file a Tax Return that such ASBB Entity may be subject to Taxes by that jurisdiction.

(b)      None of the ASBB Entities has received any written notice of assessment or proposed assessment in connection with any Taxes. There are no ongoing or pending disputes, claims, audits, or examinations regarding any Taxes of any ASBB Entity, any Tax Returns of any ASBB Entity, or the assets of any ASBB Entity. No officer or employee responsible for Tax matters of any ASBB Entity expects any Taxing Authority to assess any additional material Taxes for any period for which Tax Returns have been filed. No issue has been raised by a Taxing Authority in any prior examination of any ASBB Entity, which, by application of the same or similar principles, could be expected to result in a proposed material deficiency for any subsequent taxable period. None of the ASBB Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

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(c)      Each ASBB Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including, but not limited to, Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Tax Law.

(d)      The unpaid Taxes of each ASBB Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such ASBB Entity and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the ASBB Entities in filing their Tax Returns.

(e)      Except as described in Section 4.8(e) of the ASBB Disclosure Memorandum, none of the ASBB Entities is a party to any Tax allocation or sharing agreement, and none of the ASBB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ASBB) or has any Tax Liability of any Person (other than ASBB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor, by Contract or otherwise.

(f)      During the five-year period ending on the date hereof, none of the ASBB Entities was a “distributing corporation” or a “controlled corporation” as defined in, and in a transaction intended to be governed by, Section 355 of the Code.

(g)      Except as disclosed in Section 4.8(g) of the ASBB Disclosure Memorandum, none of the ASBB Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments for which a deduction could be disallowed by reason of Sections 280G, 404, or 162(m) of the Code, or which could be subject to withholding under Section 4999 of the Code. None of the ASBB Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. There is no material taxable income of ASBB that will be required under applicable tax law to be reported by Buyer, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Any net operating losses of the ASBB Entities disclosed in Section 4.8(g) of the ASBB Disclosure Memorandum are not subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations dealing with the utilization of net operating losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that regardless of what may be reported on any Tax Returns of any ASBB Entity on or before the date of this Agreement or through the Effective Time, ASBB makes no representation regarding (i) the amount of any net operating losses or net economic losses that are available to any ASBB Entity for purposes of any state or local income Tax or similar Taxes, or (ii) any limitation on use of any ASBB Entity’s net operating losses or net economic losses that might apply either before or after the Effective Time for purposes of any state or local Tax Laws under Code Section 382, similar or analogous provisions of any state or local income Tax or similar Laws, or any other state or local Tax Laws.

(h)      Each ASBB Entity is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(i)      No ASBB Entity is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

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(j)      No property owned by any ASBB Entity is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of IRS Revenue Procedure 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above in this paragraph.

(k)      No ASBB Entity has any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(l)      ASBB has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(m)       No ASBB Entity has participated in any reportable transaction, as defined in code Section 6707A(c)(1) or Treasury Regulation Section 1.6011-4(b)(1).

(n)      ASBB has made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the ASBB Entities relating to the taxable periods since December 31, 2012, and (ii) any audit report issued within the last four years relating to any Taxes due from or with respect to the ASBB Entities.

(o)      No ASBB Entity nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to the repeal under the Jobs and Growth Tax Reconciliation Act of 2003) apply to any disposition of a subsection (f) asset (as such term is defined in former Section 341(f)(4) of the Code) owned by any ASBB Entity, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the ASBB Entities, or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(p)      No ASBB Entity has, or ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(q)      No ASBB Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

For purposes of this Section 4.8, any reference to ASBB or any ASBB Entity shall be deemed to include any Person that merged with or was liquidated into or otherwise combined with ASBB or an ASBB Entity prior to the Effective Time.

4.9 Allowance for Loan Losses; Loan and Investment Portfolios, etc.

(a)      ASBB’s allowance for loan losses is, and has been since January 1, 2015, in material compliance with ASBB’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board in all material respects.

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(b)      As of the date hereof, all loans, discounts and leases (in which any ASBB Entity is lessor) reflected on ASBB Financial Statements were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business and, to the Knowledge of ASBB, are the legal and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements, or other evidences of indebtedness, and (iii) to the extent secured, have, to the Knowledge of ASBB, been secured by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts, and financing leases as of March 31, 2017 and on a monthly basis thereafter, and of the investment portfolios of each ASBB Entity as of such date, have been and will be made available to Buyer. Except as specifically set forth in Section 4.9(b) of the ASBB Disclosure Memorandum, neither ASBB nor Bank is a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) otherwise in material Default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by ASBB or by any applicable Regulatory Authority, (iv) an obligation of any director, executive officer or 10% shareholder of any ASBB Entity who is subject to Regulation O of the Federal Reserve (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) in material violation of any Law.

(c)      All securities held by ASBB or Bank, as reflected in the consolidated balance sheets of ASBB included in the ASBB Financial Statements, are carried in accordance with GAAP, specifically including Accounting Standards Codification Topic 320, Investments — Debt and Equity Securities. Except as disclosed in Section 4.9(c) of the ASBB Disclosure Memorandum and except for pledges to secure public deposits, borrowings from the Federal Reserve, and Federal Home Loan Bank advances, to the Knowledge of ASBB, none of the securities reflected in the ASBB Financial Statements as of December 31, 2016, and none of the securities since acquired by ASBB or Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of ASBB or Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

(d)      All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ASBB’s own account, or for the account of Bank, or its customers (all of which were disclosed in Section 4.9(d) of the ASBB Disclosure Memorandum), were entered into (i) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of ASBB or Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither ASBB nor Bank, nor to the Knowledge of ASBB any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.10 Assets.

(a)      Except as disclosed in Section 4.10(a) of the ASBB Disclosure Memorandum or as disclosed or reserved against in the ASBB Financial Statements delivered prior to the date of this Agreement, the ASBB Entities have good and marketable title, free and clear of all Liens except those permitted in Section 4.10(e), to all of their respective Assets that they own. In addition, to the Knowledge of ASBB, all tangible properties used in the businesses of the ASBB Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with ASBB’s past practices.

(b)      All Assets that are material to ASBB’s business, held under leases or subleases by any of the ASBB Entities, are held under valid Contracts enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and to the Knowledge of ASBB, each such Contract is in full force and effect.

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(c)      The ASBB Entities currently maintain insurance, including bankers’ blanket bonds, with insurers of recognized financial responsibility, in such amounts as management of ASBB has reasonably determined to be prudent. None of the ASBB Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) similar coverage will be denied or limited or not extended or renewed with respect to any ASBB Entity, any act or occurrence, or that any Asset, officer, director, employee or agent of any ASBB Entity will not be covered by such insurance or bond. Except as disclosed in Section 4.10(c) of the ASBB Disclosure Memorandum, there are presently no claims for amounts exceeding $50,000 individually or in the aggregate pending under such policies of insurance or bonds, and no written notices of claims in excess of such amounts have been given by any ASBB Entity under such policies. ASBB has made no claims, and no claims are contemplated to be made, under its directors’ and officers’ errors and omissions or other insurance or bankers’ blanket bond.

(d)      The Assets of the ASBB Entities include all material Assets required by the ASBB Entities to operate the business of the ASBB Entities as presently conducted. All real and personal property which is material to the business of the ASBB Entities that is leased or licensed by them is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought) and, to the Knowledge of ASBB, such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the transactions contemplated hereby. To the Knowledge of ASBB, all improved real property owned or leased by the ASBB Entities is in material compliance with all applicable laws, including zoning laws and the Americans with Disabilities Act of 1990.

(e)      Each ASBB Entity has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the ASBB Exchange Act Reports as being owned by an ASBB Entity or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “ASBB Realty”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property or ad valorem taxes not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by an ASBB Entity on the date hereof or otherwise materially impair business operations at such properties, as conducted by an ASBB Entity on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof.

(f)      To the Knowledge of ASBB, the ASBB Realty and the real property with respect to which an ASBB Entity is the lessee (the “ASBB Leased Real Properties”) are in material compliance with all applicable building, fire, zoning (or are legal nonconforming uses allowed under applicable zoning ordinances) and other applicable laws, ordinances and regulations and with all deed restrictions of record, no written notice of any material violation or material alleged violation thereof has been received in the past three years that has not been resolved, and there are no proposed changes therein that would materially and adversely affect the ASBB Realty, the ASBB Leased Real Properties, or their uses. ASBB has no Knowledge of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the ASBB Realty or the ASBB Leased Real Properties which may materially and adversely affect the ASBB Realty or the ASBB Leased Real Properties or the current use by an ASBB Entity thereof.

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4.11 Intellectual Property.

Except as disclosed in Section 4.11 of the ASBB Disclosure Memorandum, each ASBB Entity owns or has a license to use all of the Intellectual Property used by such ASBB Entity in the course of its business, including sufficient rights in each copy possessed by each ASBB Entity. Each ASBB Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such ASBB Entity in connection with such ASBB Entity’s business operations, and such ASBB Entity has the right to convey by sale or license any Intellectual Property so conveyed. To the Knowledge of ASBB, no ASBB Entity is in material Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of ASBB threatened, which challenge the rights of any ASBB Entity with respect to Intellectual Property used, sold, or licensed by such ASBB Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of ASBB, the conduct of the business of the ASBB Entities does not infringe any Intellectual Property of any other person. Except as disclosed in Section 4.11 of the ASBB Disclosure Memorandum, no ASBB Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property, other than any license or maintenance fees specified in a license agreement with such party. ASBB does not have any Contracts with its directors, officers, or employees which require such officer, director, or employee to assign any interest in any Intellectual Property to a ASBB Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of an ASBB Entity, and to the Knowledge of ASBB, no such officer, director, or employee is party to any Contract with any Person other than an ASBB Entity which requires such officer, director, or employee to assign any interest in any Intellectual Property to any Person other than an ASBB Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than an ASBB Entity. To the Knowledge of ASBB, no officer, director, or employee of any ASBB Entity is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any ASBB Entity.

4.12 Environmental Matters.

(a)      ASBB has delivered, or caused to be delivered or made available to Buyer true and complete copies of all environmental site assessments, test results, analytical data, boring logs, permits for storm water, wetlands fill, or other environmental permits for construction of any building, parking lot, or other improvement, and other environmental reports and studies as they exist in the possession of any ASBB Entity relating to its Participation Facilities and Operating Properties. To the Knowledge of ASBB, there are no material violations of Environmental Laws on properties that secure loans made by ASBB or Bank.

(b)      Each ASBB Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with Environmental Laws in all material respects.

(c)      There is no Litigation pending, and ASBB has received no written notice of any threatened environmental enforcement action, investigation, or Litigation before any Governmental Authority or other forum in which any ASBB Entity or any of its Participation Facilities or Operating Properties (or ASBB in respect of such Participation Facility or Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material at a site currently or formerly owned, leased, or operated by any ASBB Entity or any of its Participation Facilities or Operating Properties.

(d)      To the Knowledge of ASBB, during and prior to the period of (i) any ASBB Entity’s ownership or operation of any of their respective current properties, (ii) any ASBB Entity’s participation in the management of any Participation Facility, or (iii) any ASBB Entity’s holding of a security interest in any Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting such properties. To the Knowledge of ASBB, during and prior to the period of (x) ASBB Entity’s ownership or operation of any of their respective current properties, (y) any ASBB Entity’s participation in the management of any Participation Facility, or (z) any ASBB Entity’s holding of a security interest in any Operating Property, there have been no material violations of any Environmental Laws with respect to such properties, including but not limited to unauthorized alterations of wetlands.

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(e)      Notwithstanding any other provision herein, the representations and warranties contained in Section 4.12(a) to (d) above constitute the sole representations and warranties of each ASBB Entity with respect to their compliance, or the compliance of their Operating Properties and Participation Facilities, or any properties now or previously owned or operated, with Environmental Laws or Permits or with respect to the presence of Hazardous Material.

4.13 Compliance with Laws.

(a)      ASBB is a bank holding company duly registered and in good standing as such with the Federal Reserve. Bank is a state chartered savings bank in good standing with the North Carolina Commissioner of Banks.

(b)      Compliance with Permits, Laws and Orders.

(i)          Each of the ASBB Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of ASBB, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)         To the Knowledge of ASBB, none of the ASBB Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

(iii)        None of the ASBB Entities has received any notification or communication from any Governmental Authority (A) asserting that ASBB or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting ASBB or any of its Subsidiaries (x) to enter into or Consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)        Except as disclosed in Section 4.13(b) of the ASBB Disclosure Memorandum, there (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of ASBB or any of its Subsidiaries, (B) are no written notices or correspondence received by ASBB with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to ASBB’s or any of ASBB’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of ASBB or any of its Subsidiaries.

(v)         None of the ASBB Entities nor, to the Knowledge of ASBB, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)        Each ASBB Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each ASBB Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. §353.3.

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(vii)       Each ASBB Entity’s collection and use of individually identifiable personal information relating to an identifiable or identified natural person (“IIPI”) complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

4.14 Labor Relations.

(a)      No ASBB Entity is the subject of any Litigation asserting that it or any other ASBB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other ASBB Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any ASBB Entity a party to any collective bargaining agreement or subject to any bargaining order, injunction, or other Order relating to ASBB’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout, or other job action or labor dispute involving any ASBB Entity pending or, to the Knowledge of ASBB, threatened, and there have been no such actions or disputes in the past five years. To the Knowledge of ASBB, there has not been any attempt by any ASBB Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any ASBB Entity.

(b)      Except as disclosed in Section 4.14(b) of the ASBB Disclosure Memorandum, employment of each employee and the engagement of each independent contractor of each ASBB Entity is terminable at will by the relevant ASBB Entity without (i) any penalty, liability, or severance obligation incurred by any ASBB Entity, (ii) and in all cases without prior consent by any Governmental Authority. No ASBB Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date, other than for wages, bonuses, vacation pay, sick leave, and mileage reimbursement obligations incurred and paid in the ordinary course in accordance with past practice and not as a result of the transactions contemplated by this Agreement, except as disclosed in Section 4.14(b) of the ASBB Disclosure Memorandum.

(c)      All of the employees employed in the United States are either United States citizens or are, to the Knowledge of ASBB, legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(d)      No ASBB Entity has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any ASBB Entity; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any ASBB Entity; and no ASBB Entity has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. None of any ASBB Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Closing Date.

(e)      Section 4.14(e) of the ASBB Disclosure Memorandum contains a list of all independent contractors of each ASBB Entity (separately listed by ASBB Entity), and each such Person meets the standard for an independent contractor under all Laws (including Treasury Regulations under the Code and federal and state labor and employment Laws), and no such Person is an employee of any ASBB Entity under any applicable Law.

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4.15 Employee Benefit Plans.

(a)      ASBB has disclosed in Section 4.15(a) of the ASBB Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement, (i) copies of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed or required to be contributed to by any ASBB Entity or any ERISA Affiliate thereof for the benefit of employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, former employees, officers, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (each, a “ASBB Benefit Plan,” and collectively, the “ASBB Benefit Plans”) and (ii) a list of each Employee Benefit Plan that is not identified in (i) above but for which any ASBB Entity or any ERISA Affiliate thereof has or could have any direct or indirect obligation or Liability. Any of the ASBB Benefit Plans that is an “employee pension benefit plan,” as that term is defined in ERISA Section 3(2), is referred to herein as a “ASBB ERISA Plan.” Each ASBB ERISA Plan that is also a “defined benefit plan” (as defined in Code Section 414(j)) is referred to herein as a “ASBB Pension Plan,” and is identified as such in Section 4.15(a) of the ASBB Disclosure Memorandum.

(b)      ASBB has delivered or made available to Buyer prior to the execution of this Agreement, to the extent applicable, (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the United States Internal Revenue Service (“IRS”), the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation (“PBGC”) during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in IRS Revenue Procedure 2013-12 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports, and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, (v) the most recent summary plan description for each ASBB Benefit Plan and any material modifications thereto, and (vi) all material correspondence from or to the IRS, DOL, or PBGC regarding any ASBB Benefit Plan received or sent during this calendar year or any of the preceding three calendar years.

(c)      Each ASBB Benefit Plan is in material compliance with the terms of such ASBB Benefit Plan, in compliance with the applicable requirements of the Code, in compliance with the applicable requirements of ERISA, and in compliance with any other applicable Laws. Each ASBB ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion from the IRS or, in the alternative, appropriately relies upon a favorable determination letter issued to a prototype plan under which the ASBB ERISA Plan has been adopted and ASBB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. ASBB has not received any written communication from any Governmental Authority questioning or challenging the compliance of any ASBB Benefit Plan with applicable Laws. No ASBB Benefit Plan is currently being audited by any Governmental Authority for compliance with applicable Laws or has been audited with a determination by any Governmental Authority that the Employee Benefit Plan failed to comply with applicable Laws.

(d)      There has been no material oral or written representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any ASBB Entity which is not in all material respects in accordance with the written or otherwise preexisting terms and provisions of such plans. Neither ASBB, any ASBB Entity, nor, to the Knowledge of ASBB, any administrator or fiduciary of any ASBB Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject ASBB, any ASBB Entity, or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, ASBB Benefit Plans other than claims for benefits which are payable in the ordinary course of business consistent with the terms of the applicable plan, and no action, proceeding, prosecution, inquiry, hearing, or investigation has been commenced with respect to any ASBB Benefit Plan other than routine claims for benefits.

(e)      All ASBB Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the ASBB Benefit Plans are correct and complete in all material respects, to the extent applicable, have been timely filed with the IRS, the DOL, or PBGC, and distributed to participants of the ASBB Benefit Plans (as required by Law), and there have been no material misstatements or omissions in the information set forth therein.

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(f)      To the Knowledge of ASBB, no “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any ASBB Benefit Plan has engaged in any nonexempt “prohibited transaction” (as described in Code Section 4975(c) or ERISA Section 406).

(g)      No ASBB Entity nor any of its ERISA Affiliates has, or ever has had, any obligation or Liability in connection with, a ASBB Pension Plan, or any plan that is or was subject to Code Section 412, ERISA Section 302 or Title IV of ERISA, or any multiemployer plan (as defined in Sections 4001(a)(3) or 3(37) of ERISA).

(h)      No material Liability under Title IV of ERISA has been or is expected to be incurred by any ASBB Entity or any ERISA Affiliate thereof, and no event has occurred that could reasonably result in Liability under Title IV of ERISA being incurred by any ASBB Entity or any ERISA Affiliate thereof with respect to any ongoing, frozen, terminated, or other single-employer plan of any ASBB Entity or the single-employer plan of any ERISA Affiliate. Except as may arise in connection with the transactions contemplated by this Agreement, there has been no “reportable event,” within the meaning of ERISA Section 4043, for which the 30-day reporting requirement has not been waived by any ongoing, frozen, terminated or other single employer plan of ASBB or of an ERISA Affiliate.

(i)      Except as disclosed in Section 4.15(i) of the ASBB Disclosure Memorandum, or required under Part 6 of ERISA or Code Section 4980B or similar state law, no ASBB Entity has any material Liability or obligation for retiree or post-termination of employment or services health or life benefits under any of the ASBB Benefit Plans, or other plan or arrangement, and there are no restrictions on the Rights of such ASBB Entity to unilaterally amend or terminate any and all such retiree or post-termination of employment or services health or benefit plan without incurring any Liability or obtaining any consent or waiver. No Tax under Code Sections 4980B or 5000 has been incurred with respect to any ASBB Benefit Plan or other plan or arrangement, and to the Knowledge of ASBB, no circumstance exists that could give rise to such Taxes.

(j)      Except as disclosed in Section 4.15(j) of the ASBB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in connection with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” as defined under Code Section 280G, or otherwise) becoming due from any ASBB Entity under any ASBB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any ASBB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, or any benefit under any life insurance owned by any ASBB Entity or the Rights of any ASBB Entity in, to or under any insurance on the life of any current or former officer, director, or employee of any ASBB Entity, or change any Rights or obligations of any ASBB Entity with respect to such insurance.

(k)      Section 4.15(k) of the ASBB Disclosure Memorandum sets forth preliminary calculations, based on assumptions set forth therein, of the following: (i) the amount of all payments and benefits to which each individual set forth on such ASBB Disclosure Memorandum is entitled to receive, pursuant to all employment, salary continuation, bonus, change in control, and all other agreements, plans and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (for the avoidance of doubt, excluding payments or benefits in respect of vested equity awards) (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross-up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (any each such payment, a “Gross-Up Payment”); (ii) the amount of any Gross-Up Payment payable to each such individual; and (iii) the aggregate amount of all Change in Control Benefits and Gross-Up Payments.

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(l)      Except as disclosed in Section 4.15(l) of the ASBB Disclosure Memorandum, no ASBB Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any ASBB Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans, whether or not subject to the provisions of Code Section 412 or ERISA Section 302, have been reflected on the ASBB Financial Statements in all material respects to the extent required by and in accordance with GAAP.

(m)      Each ASBB Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans or is not required to comply therewith due to its grandfathered status under Section 409A of the Code.

(n)      All individuals who render services to any ASBB Entity and who are authorized to participate in an ASBB Benefit Plan pursuant to the terms of such ASBB Benefit Plan are in fact eligible to and authorized to participate in such ASBB Benefit Plan. All ASBB Entities have, for purposes of the ASBB Benefit Plans and all other purposes, correctly classified all individuals performing services for such ASBB Entity as common law employees, independent contractors, or agents, as applicable.

(o)      Neither ASBB nor any of its ERISA Affiliates has had an “obligation to contribute” (as defined in ERISA Section 4212) to, or other obligations or Liability in connection with, a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) or 3(37)(A)) or any employee pension benefit plan within the meaning of ERISA Section 3(2) that is subject to Section 412 of the Code or Section 302 of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code or ERISA Sections 4063, 4064, or 4066.

(p)      Except as disclosed in Section 4.15(p) of the ASBB Disclosure Memorandum, there are no payments or changes in terms due to any insured person as a result of this Agreement, the Merger or the transactions contemplated herein, under any bank-owned, corporate-owned split dollar life insurance, other life insurance, or similar arrangement or Contract, and the Surviving Corporation shall, upon and after the Effective Time, succeed to and have all the rights in, to and under such life insurance Contracts as ASBB presently holds. Each ASBB Entity will, upon the execution and delivery of this Agreement, and will continue to have until the Effective Time, notwithstanding this Agreement or the consummation of the transaction contemplated hereby, all ownership rights and interest in all corporate or bank-owned life insurance.

(q)      Each ASBB ERISA Plan that is intended to qualify under Section 401(a) of the Code so qualifies, and its related trust is tax exempt under Section 501(a) of the Code, and no event has occurred and no condition exists that could cause the loss of such qualified or tax exempt status.

(r)      Except as disclosed in Section 4.15(r) of the ASBB Disclosure Memorandum, with respect to each ASBB Pension Plan, (i) all contributions required to be made under Sections 412 and 430 of the Code with respect to such ASBB Pension Plan have been made timely, (ii) there has been no application for any waiver of the minimum funding standards imposed by Section 412 of the Code, and such minimum funding standards have been met to date, and (iii) there is not any “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA under such ASBB Pension Plan.

(s)      Each ASBB Benefit Plan may be amended or terminated by ASBB without the consent of any Person.

(t)      Except as disclosed in Section 4.15(t) of the ASBB Disclosure Memorandum, no ASBB Benefit Plan that is described in ERISA Section 3(2) is involved or connected with any fund or other investment that has or involves any early termination, market value adjustment or other similar fee, payment requirement, or other charge.

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4.16 Material Contracts.

(a)      Except as disclosed in Section 4.16(a) of the ASBB Disclosure Memorandum or otherwise reflected in the ASBB Exchange Act Reports or the ASBB Financial Statements, as of the date of this Agreement, none of the ASBB Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, bonus, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any ASBB Entity, or the guarantee by any ASBB Entity of any such obligation (other than Contracts evidencing the creation of deposit liabilities, endorsements or guarantees in connection with presentation of items for collection (e.g., personal or business checks), purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of ASBB’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of ASBB’s business), (iii) any Contract which prohibits or restricts any ASBB Entity or any personnel of an ASBB Entity from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers or “shrink-wrap” software licenses), (v) any Contract relating to the provision of data processing, network communication, or other technical services to or by any ASBB Entity, (vi) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract or series of contracts not in excess of $50,000 per annum),  (vii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract or any Contract that is a combination thereof not included on its balance sheet, and (viii) any other Contract that would be required to be filed as an exhibit to a Form 10-K filed by ASBB as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act (the “ASBB Contracts”).

(b)      With respect to each ASBB Contract and except as disclosed in Section 4.16(b) of the ASBB Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no ASBB Entity is in material Default thereunder; (iii) no ASBB Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is in Default in any respect or has repudiated or waived each material provision thereunder; and (v) no Consent which has not been or will not be obtained is required by a Contract for the execution, delivery, or performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby. Section 4.16(b) of the ASBB Disclosure Memorandum lists every Consent required by any Contract involving an amount in excess of $100,000. All of the indebtedness of any ASBB Entity for money borrowed (other than deposit liabilities, purchases of federal funds, advances from the Federal Reserve or Federal Home Loan Bank, repurchase agreements fully secured by U.S. government securities or U.S. government agency securities, advances of depository institution Subsidiaries incurred in the ordinary course of ASBB’s business, and trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of ASBB’s business) is prepayable at any time by such ASBB Entity without penalty, premium or charge, except as specified in Section 4.16(b) of the ASBB Disclosure Memorandum.

4.17 Privacy of Customer Information.

(a)      For the purposes contemplated by this Agreement, each ASBB Entity has valid rights to use and transfer to Buyer or Buyer Bank all IIPI relating to customers, former customers, and prospective customers that will be transferred to Buyer or Buyer Bank pursuant to this Agreement.

(b)      Each ASBB Entity’s collection and use of such IIPI and the transfer of such IIPI to Buyer or Buyer Bank complies in all material respects with ASBB’s Gramm-Leach-Bliley privacy notice, the Gramm-Leach-Bliley Act, and the Fair Credit Reporting Act.

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4.18 Legal Proceedings.

Except as disclosed in Section 4.18 of the ASBB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of ASBB, threatened (or unasserted but considered probable of assertion) against any ASBB Entity, against any director, officer, employee, or agent of any ASBB Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the ASBB Entity or Employee Benefit Plan of any ASBB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any ASBB Entity. No claim for indemnity has been made or, to the Knowledge of ASBB, threatened by any director, officer, employee, independent contractor, or agent to any ASBB Entity and, to the Knowledge of ASBB, no basis for any such claim exists.

4.19 Reports.

Except for immaterial late filings or as otherwise disclosed in Section 4.19 of the ASBB Disclosure Memorandum, since January 1, 2013, each ASBB Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, such reports and documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.20 Internal Control.

ASBB's internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of ASBB's financial reporting and the preparation of ASBB financial statements for external purposes in accordance with GAAP. ASBB's internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of the ASBB's consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of ASBB's financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of ASBB's management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of ASBB's consolidated Assets that could have a material impact on ASBB's financial statements.

4.21 Loans to, and Transactions with, Executive Officers and Directors.

ASBB is in compliance with Section 13(k) of the Exchange Act and Federal Reserve Regulation O in all material respects. Section 4.21 of the ASBB Disclosure Memorandum sets forth a list of all Loans as of the date hereof by ASBB and its Subsidiaries to any directors, executive officers, and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of ASBB or any of its Subsidiaries. There are no employee, officer, director, or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market rate for similar loans to similarly situated borrowers at the time the Loan was originated. All such Loans are and were originated in compliance in all material respects with all applicable laws. Except as disclosed in Section 4.21 of the ASBB Disclosure Memorandum, no director or executive officer of ASBB or Bank, or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of ASBB or Bank.

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4.22 Approvals.

No ASBB Entity nor, to the Knowledge of ASBB, any Affiliate thereof, has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b). No ASBB Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the ASBB Disclosure Memorandum, a “ASBB Regulatory Agreement”), nor are there any pending or, to the Knowledge of ASBB, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such ASBB Regulatory Agreement.

4.23 Takeover Laws and Provisions.

Each ASBB Entity has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, (collectively, “Takeover Laws”).

4.24 Brokers and Finders; Opinion of Financial Advisor.

Except for the ASBB Financial Advisor, neither ASBB nor its Subsidiaries, or any of their respective officers, directors, employees, or Representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder’s or other such fees in connection with this Agreement or the transactions contemplated hereby. Section 4.24 of the ASBB Disclosure Memorandum lists the fees and expenses that that are currently owed to the ASBB Financial Advisor and that will be owed to ASBB Financial Advisor as a result of transactions contemplated by this Agreement. ASBB’s board of directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of the ASBB Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the consideration to be received in the Merger by the holders of ASBB Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been or will be delivered to Buyer solely for informational purposes.

4.25 Board of Directors Recommendation.

ASBB’s board of directors, at a meeting duly called and held, has by unanimous vote of the directors present (i) adopted this Agreement and approved the transactions contemplated hereby, including the Merger and the transactions contemplated hereby and thereby, and has determined that, taken together, they are fair to and in the best interests of ASBB’s shareholders, and (ii) resolved, subject to the terms of this Agreement, to recommend that the holders of the shares of ASBB Common Stock approve this Agreement, the Merger, and the related transactions and to call and hold a meeting of ASBB’s shareholders at which this Agreement, the Merger, and the related transactions shall be submitted to the holders of the shares of ASBB Common Stock for approval.

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4.26 Statements True and Correct.

(a)      No representation or warranty by ASBB in this Agreement and no statement contained in the ASBB Disclosure Memorandum or any certificate, instrument, or other writing furnished or to be furnished by any ASBB Entity or any Affiliate thereof to Buyer pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)      None of the information supplied or to be supplied by any ASBB Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any ASBB Entity or any Affiliate thereof for inclusion in any Proxy Statement/Prospectus to be delivered to ASBB’s shareholders in connection with ASBB’s Shareholders’ Meetings, and any other documents to be filed by any ASBB Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of ASBB be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of ASBB’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for ASBB’s Shareholders’ Meeting.

(c)      All documents that any ASBB Entity or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.27 Delivery of ASBB Disclosure Memorandum.

ASBB has delivered to Buyer a complete ASBB Disclosure Memorandum herewith.

4.28 No Additional Representations.

Except for the representations and warranties specifically set forth in Article 4 of this Agreement, neither ASBB nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and ASBB hereby disclaims any such representation or warranty by ASBB or any of its officers, directors, employees, agents, or representatives, or any other Person .

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to ASBB as follows, except as set forth on the Buyer Disclosure Memorandum with respect to each Section below:

5.1 Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina and is a bank holding company within the meaning of the BHCA. Buyer Bank is a banking corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina. Each of Buyer and Buyer Bank has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Buyer and Buyer Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Buyer Bank are insured, up to the applicable limits, by the FDIC’s Deposit Insurance Fund.

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5.2 Authority of Buyer; No Breach By Agreement.

(a)      Buyer has the corporate power and authority necessary to execute and deliver this Agreement and, subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. Subject to any necessary approvals referred to in Sections 8.1(b) and 8.1(c), this Agreement represents a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)      Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer and Buyer Bank of the transactions contemplated hereby, nor compliance by Buyer and Buyer Bank with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s articles of incorporation or bylaws or the articles of incorporation or bylaws of any Buyer Subsidiary or any resolution adopted by the board of directors or the shareholders of any Buyer Entity, or (ii)  constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material Asset of any Buyer Entity under, any material Contract or any material Permit of any Buyer Entity, or (iii) and subject to receipt of the requisite Consents referred to in Section 8.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Buyer Entity or any of their respective material Assets (including any Buyer Entity or any Buyer Entity becoming subject to or liable for the payment of any Tax on any Assets owned by any Buyer Entity or any Buyer Entity being reassessed or revalued by any Regulatory Authority).

(c)      Except for (i) the filing of applications and notices with, and approval of such applications and notices from the Federal Reserve and the North Carolina Commissioner of Banks, (ii) the filing of any other required applications, filings, or notices with any other federal or state banking, insurance, or other regulatory or self-regulatory authorities, or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings, and notices, (iii) the filing with the SEC of the Registration Statement in which the Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger with the Secretary of State of North Carolina, (v) any consents, authorizations, approvals, filings, or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the Merger, regulation of broker-dealers, investment advisers, or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization, and the rules and regulations of The Nasdaq Stock Market, (vi) any filings or notices that are required under consumer finance, mortgage banking and other similar laws, and (vii) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Buyer and Buyer Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Buyer of this Agreement.

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5.3 Capital Stock.

The authorized capital stock of Buyer consists of 40,000,000 shares of Buyer Common Stock, of which 24,665,030 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of Buyer preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Buyer are duly and validly issued and outstanding and are fully paid and nonassessable. Buyer Common Stock is listed for trading and quotation on the Nasdaq Global Select Market. None of the outstanding shares of capital stock of Buyer has been issued in violation of any preemptive rights of the current or past shareholders of Buyer. The shares of Buyer Common Stock to be issued in the Merger will be (i) duly authorized, validly issued, fully paid, and nonassesable; (ii) registered under the Securities Act; and (iii) listed for trading and quotation on the Nasdaq Global Select Market.

5.4 Exchange Act Filings; Financial Statements.

(a)      Buyer has timely filed all Exchange Act Documents required to be filed by Buyer since January 1, 2013 (together with all such Exchange Act Documents filed, whether or not required to be filed, the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof), complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or subsequent filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer Exchange Act Reports or necessary in order to make the statements in such Buyer Exchange Act Reports, in light of the circumstances under which they were made, not misleading. No Buyer Subsidiary is required to file any Exchange Act Documents.

(b)      Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer Exchange Act Reports, including any Buyer Exchange Act Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the Exchange Act with respect thereto, was, or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the Exchange Act), and fairly presented or will fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)      Buyer’s independent public accountants, which have expressed their opinion with respect to the Financial Statements of Buyer included in Buyer’s Exchange Act Reports (including the related notes), are and have been throughout the periods covered by such Financial Statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (ii) “independent” with respect to Buyer within the meaning of Regulation S-X, and (iii) with respect to Buyer, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws.

(d)      Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Buyer is made known on a timely basis to the individuals responsible for the preparation of Buyer’s Exchange Act Documents.

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5.5 Absence of Undisclosed Liabilities.

Neither Buyer nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable, or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Annual Report on Form 10-K for the year ended December 31, 2016 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016, or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby. Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyers’ or such Subsidiary’s financial statements.

5.6 Absence of Certain Changes or Events.

Since December 31, 2016, except as otherwise disclosed in Section 5.6 of the Buyer Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, (ii) none of the Buyer Entities has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any covenants and agreements of Buyer provided in this Agreement, and (iii) since December 31, 2016, the Buyer Entities have conducted their respective businesses in the ordinary course of business consistent with past practice.

5.7 Tax Matters.

As of the date of this Agreement, it is the present intention, and as of the day of the Effective Time, it will be the present intention, of Buyer to continue, either through Buyer or through a member of Buyer’s “qualified group” within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii) (the “Qualified Group”), at least one significant historic business line of ASBB, or to use at least a significant portion of ASBB’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d). As of the date of this Agreement and as of the Effective Time, neither Buyer nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer Common Stock issued to the holders of ASBB Common Stock in connection with the Merger. As of the date of this Agreement and as of the Effective Time, buyer does not have and will not have any plan or intention to sell or otherwise dispose of any of the assets of ASBB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

5.8 Compliance with Laws.

(a)      Buyer is a bank holding company duly registered and in good standing as such with the Federal Reserve. Buyer Bank is a state chartered bank in good standing with the North Carolina Commissioner of Banks.

(b)      Compliance with Permits, Laws and Orders.

(i)          Each of the Buyer Entities has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its assets and to carry on its business as now conducted, and to the Knowledge of Buyer, there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii)         To the Knowledge of Buyer, none of the Buyer Entities is in material Default under any Laws or Orders applicable to its business or employees conducting its business.

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(iii)        None of the Buyer Entities has received any notification or communication from any Governmental Authority (A) asserting that Buyer or any of its Subsidiaries is in Default under any of the Permits, Laws, or Orders which such Governmental Authority enforces, (B) threatening to revoke any Permits, or (C) requiring or requesting Buyer or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist Order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking.

(iv)        There (A) is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries, (B) are no notices or correspondence received by Buyer with respect to pending formal or informal inquiries by, or disagreements with, any Governmental Authority with respect to Buyer’s or any of Buyer’s Subsidiaries’ business, operations, policies, or procedures, and (C) is not any pending or threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation, or review of it or any of its Subsidiaries.

(v)         None of the Buyer Entities nor, to the Knowledge of Buyer, any of its directors, officers, employees, or Representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

(vi)        Each Buyer Entity has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Buyer Entity has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 353.3.

(vii)       Each Buyer Entity’s collection and use of IIPI complies in all material respects with the Fair Credit Reporting Act and the Gramm-Leach-Bliley Act.

5.9 Legal Proceedings.

Except as disclosed on Section 5.9 of the Buyer Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion) against any Buyer Entity, against any director, officer, employee, or agent of any Buyer Entity in their capacities as such or with respect to any service to or on behalf of any Employee Benefit Plan or any other Person at the request of the Buyer Entity or Employee Benefit Plan of any Buyer Entity, or against any Asset, interest, or right of any of them, nor are there any Orders or judgments outstanding against any Buyer Entity, other than ordinary routine litigation incidental to Buyer’s business. No claim for indemnity has been made or, to the Knowledge of Buyer, threatened by any director, officer, employee, independent contractor, or agent to any Buyer Entity and, to the Knowledge of Buyer, no basis for any such claim exists.

5.10 Reports.

Since January 1, 2013, Buyer has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Governmental Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of their respective date, each report, statement, and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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5.11 Internal Control.

Buyer’s internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of Buyer’s financial reporting and the preparation of Buyer financial statements for external purposes in accordance with GAAP. Buyer’s internal control over financial reporting is effective to provide reasonable assurance (i) regarding the maintenance of records, that in reasonable detail, accurately and fairly reflect the transactions and disposition of Buyer’s consolidated Assets; (ii) that transactions are recorded as necessary to permit the preparation of Buyer’s financial statements in accordance with GAAP and that receipts and expenditures are being made only in accordance with the authorizations of Buyer’s management and directors; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s consolidated Assets that could have a material impact on Buyer’s consolidated financial statements.

5.12 Approvals.

No Buyer Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, a “Buyer Regulatory Agreement”), nor are there any pending or, to the Knowledge of Buyer, threatened regulatory investigations or other actions by any Regulatory Authority or other Governmental Authority that could reasonably be expected to lead to the issuance of any such Buyer Regulatory Agreement.

5.13 Brokers and Finders.

Except for the Buyer Financial Advisor, neither Buyer nor its Subsidiaries, nor any of their respective officers, directors, employees, or Representatives, has employed any broker or finder, or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finder’s fees in connection with this Agreement or the transactions contemplated hereby.

5.14 Certain Actions.

Neither Buyer nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any factor circumstance that is reasonably likely to materially impede or delay receipt of any required Consents or result in the imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b).

5.15 Available Consideration.

Buyer has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Buyer Common Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it and to satisfy its payment obligations under this Agreement.

5.16 Statements True and Correct.

(a)      No statement, certificate, instrument, or other writing furnished or to be furnished by Buyer or any Affiliate thereof to ASBB pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)      None of the information supplied or to be supplied by Buyer or any Affiliate thereof for inclusion in the Registration Statement to be filed by Buyer with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied by Buyer or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be delivered to ASBB’s shareholders in connection with ASBB’s Shareholders’ Meeting, and any other documents to be filed by Buyer or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed or delivered to the shareholders of ASBB be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of ASBB’s Shareholders’ Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for ASBB’s Shareholders’ Meeting.

(c)      All documents that Buyer or any Affiliate thereof is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.17 Delivery of Buyer Disclosure Memorandum.

Buyer has delivered to ASBB a complete Buyer Disclosure Memorandum herewith.

5.18 No Additional Representations.

Except for the representations and warranties specifically set forth in Article 5 of this Agreement, neither Buyer nor any of its Affiliates or Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to ASBB, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Buyer hereby disclaims any such representation or warranty by Buyer or any of its officers, directors, employees, agents, or representatives, or any other Person .

Article 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1 Affirmative Covenants of ASBB and Buyer.

(a)      From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, ASBB shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its Rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, (iv) consult with Buyer prior to entering into or making any loans or other transactions with a value equal to or exceeding $500,000 other than residential mortgage loans for which ASBB has a commitment to buy from a reputable investor, and loans for which commitments have been made as of the date of this Agreement, (v) consult with Buyer prior to entering into or making any loans that exceed regulatory loan to value guidelines, and (vi) take no action which would be reasonably likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

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(b)      From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of ASBB shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise expressly contemplated herein, Buyer shall, and shall cause each of its Subsidiaries to, (i) operate its business only in the usual, regular, and ordinary course, (ii) use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use commercially reasonable efforts to cause its representations and warranties to be correct at all times, and (iv) take no action which would reasonably be likely to (A) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Sections 8.1(b) or 8.1(c), or (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(c)      ASBB and Buyer each shall, and shall cause each of its Subsidiaries to, cooperate with the other Party and provide all necessary corporate approvals, and cooperate in seeking all approvals of any business combinations of ASBB and its Subsidiaries requested by Buyer, provided, the effective time of such business combinations is on or after the Effective Time of the Merger.

6.2 Negative Covenants of ASBB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written Consent of Buyer shall have been obtained (which Consent shall not be unreasonably withheld, delayed, or conditioned), and except as otherwise contemplated herein, ASBB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a)      amend the articles of incorporation, bylaws, or other governing instruments of any ASBB Entity;

(b)      incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000 except in the ordinary course of the business of any ASBB Entity consistent with past practices and that are prepayable without penalty, charge, or other payment (which exception shall include, for ASBB Entities that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve, and entry into repurchase agreements fully secured by U.S. government securities or U.S. government agency securities; provided, however, this exception does not include advances from the Federal Home Loan Bank), or impose, or suffer the imposition, on any Asset of any ASBB Entity of any Lien or permit any such Lien to exist (other than in connection with public deposits, repurchase agreements, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of Bank’s business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the ASBB Disclosure Memorandum);

(c)      repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans, including the net exercise of incentive stock options), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any ASBB Entity, or declare or pay any dividend or make any other distribution in respect of ASBB’s capital stock;

(d)      except for this Agreement and except pursuant to the valid exercise of ASBB Options outstanding as of the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of ASBB Common Stock, any other capital stock of any ASBB Entity, or any Right;

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(e)      adjust, split, combine, or reclassify any capital stock of any ASBB Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of ASBB Common Stock or issue any ASBB Options or ASBB Restricted Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise (i) any shares of capital stock of any ASBB Subsidiary or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration, except issuances of shares of ASBB Common Stock pursuant to the exercise of ASBB Options outstanding on the date of this Agreement;

(f)      except in the ordinary course of business consistent with past practice and not to exceed an aggregate of $10 million, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital (other than pursuant to binding commitments existing on the date hereof), Asset transfers, or purchase of any Assets, in any Person other than a wholly owned ASBB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with foreclosures of loans in the ordinary course of business;

(g)       (i) except as contemplated by this Agreement or disclosed on Section 6.2(g) of the ASBB Disclosure Memorandum, grant any bonus or increase in compensation or benefits to the employees, officers or directors of any ASBB Entity, (ii) commit or agree to pay any severance or termination pay, or any stay or other bonus to any ASBB director, officer or employee, (iii) enter into or amend any severance agreements with officers, employees, directors, independent contractors, or agents of any ASBB Entity, (iv) change any fees or other compensation or other benefits to directors of any ASBB Entity, or (v) waive any stock repurchase rights, accelerate, amend, or change the period of exercisability of any Rights or restricted stock, or re-price Rights granted under ASBB Benefit Plans or authorize cash payments in exchange for any Rights, except as otherwise contemplated by this Agreement; or accelerate or vest or commit or agree to accelerate or vest any ASBB Options or any amounts, benefits or rights payable by any ASBB Entity; provided, however, that ASBB may continue to make annual merit or market salary increases in the ordinary course of business consistent with past practices provided that any increases during the calendar year 2017 shall not exceed three percent (3%) of such employee’s base salary or wage rate in effect as of the date hereof;

(h)      enter into or amend any employment Contract between any ASBB Entity and any Person (unless such amendment is required by Law) that ASBB Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i)      except as disclosed on Section 6.2(i) on the ASBB Disclosure Memorandum, adopt any new Employee Benefit Plan of any ASBB Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, welfare plans, insurance, stock or other plans or ASBB Benefit Plans of any ASBB Entity other than any such change that is required by Law or to maintain continuous benefits at current levels or that, in the written opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit or welfare plans, except as required by Law or as contemplated by this Agreement, the terms of such plans or consistent with past practice;

(j)      make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate and necessary to conform to changes in Tax Laws, regulatory accounting requirements, or GAAP;

(k)      commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any ASBB Entity for money damages or restrictions upon the operations of any ASBB Entity;

(l)      enter into, modify, amend, or terminate any material Contract other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and with a term of 24 months or less or other than Contracts covered by Section 6.2(m);

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(m)      except in the ordinary course of business consistent with past practice, make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

(n)      waive, release, compromise, or assign any material rights or claims, or make any adverse changes in the mix, rates, terms, or maturities of ASBB’s deposits and other Liabilities, except with respect to (i) any extension of credit for which commitments have already been made or (ii) any extension of credit with an unpaid balance of less than $2,000,000, if secured, or $750,000, if unsecured, and in each case in conformity with existing lending policies and practices;

(o)      except for conforming residential mortgage loans held for sale and Small Business Administration loans, enter into any fixed rate loans with a committed rate term of greater than five years;

(p)      notwithstanding anything herein to the contrary, enter into, modify, or amend any loan participation agreements;

(q)      except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of ASBB or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(r)      restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(s)      make any capital expenditures in excess of an aggregate of $100,000 except other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary Taxes;

(t)       establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(u)      knowingly take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 8 not being satisfied or in a violation of any provision of this Agreement;

(v)       implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)      knowingly take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(x)      agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2;

(y)      maintain Bank’s allowance for loan losses in a manner inconsistent with GAAP and applicable regulatory guidelines and accounting principles, practices, and methods inconsistent with past practices of the Bank;

(z)      (i) other than in the ordinary course of business consistent with past practice, make any material changes in Bank’s policies and practices with respect to (A) underwriting, pricing, originating, acquiring, selling, or servicing loans, or (B) Bank’s hedging practices and policies, in each case except as required by law or requested by a Regulatory Authority, or (ii) acquire or sell any servicing rights, except the sale of mortgage servicing rights in the ordinary course of business consistent with past practices; or

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(aa)     take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent or would be reasonably likely to materially interfere with, the consummation of the Merger.

6.3 Negative Covenants of Buyer.

During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, Buyer shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written Consent of ASBB (which Consent shall not be unreasonably withheld, delayed, or conditioned):

(a)      amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that changes any material term or provision of Buyer Common Stock or that otherwise would materially and adversely affect the economic benefits of the Merger to the holders of ASBB Common Stock or would materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement;

(b)      knowingly take any action that would prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)      set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest, or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly-owned Buyer Subsidiary to Buyer or any other direct or indirect wholly-owned Buyer Subsidiary, or (B) a quarterly cash dividend on Buyer Common Stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof and payment dates consistent with past practice);

(d)      take any action or fail to take any action that at the time of such action or inaction is reasonably likely to prevent or would be reasonably likely to materially interfere with, the consummation of the Merger; or

(e)      agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Buyer in support of, any of the actions prohibited by this Section 6.3.

6.4 Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 6.1, 6.2 or 6.3) shall give Buyer, directly or indirectly, the right to control or direct the operations of ASBB, and nothing contained in this Agreement shall give ASBB, directly or indirectly, the right to control or direct the operations of Buyer. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

6.5 Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) has had or is reasonably likely to have, individually or in the aggregate, an ASBB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, or (iii) would be reasonably likely to prevent or materially interfere with the consummation of the Merger, and to use its reasonable efforts to prevent or promptly to remedy the same.

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6.6 Reports.

Each of Buyer and its Subsidiaries and ASBB and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall make available to the other Party copies of all such reports promptly after the same are filed. ASBB and its Subsidiaries shall also make available to Buyer monthly financial statements and quarterly call reports. The financial statements of Buyer and ASBB, whether or not contained in any such reports filed under the Exchange Act or with any other Regulatory Authority, will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments). As of their respective dates, such reports of Buyer and ASBB filed under the Exchange Act or with any other Regulatory Authority will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

6.7 Buyer Entity Use and Disclosure of IIPI.

Buyer acknowledges that IIPI disclosed to Buyer Entities in connection with this Agreement has been and will be disclosed pursuant to 15 U.S.C. 6802(e)(7). Buyer Entities may not use or disclose IIPI, nor permit the use or disclosure of IIPI, other than for the purposes described in 15 U.S.C. 6802(e)(7).

Article 7

ADDITIONAL AGREEMENTS

7.1 Shareholder Approval.

(a)      ASBB shall submit to its shareholders this Agreement and any other matters required to be approved by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, ASBB shall take, in accordance with applicable Law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene, and hold ASBB’s Shareholders’ Meeting as promptly as reasonably practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. ASBB’s board of directors shall recommend that its shareholders approve this Agreement in accordance with the NCBCA and shall include such recommendation in the Proxy Statement/Prospectus delivered to shareholders of ASBB, except to the extent ASBB’s board of directors has made an Adverse Recommendation Change (as defined below) in accordance with the terms of this Agreement. ASBB shall solicit and use its reasonable efforts to obtain the Requisite ASBB Shareholder Approval.

(b)      Neither ASBB’s board of directors nor any committee thereof shall, except as expressly permitted by this Section 7.1, (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Buyer, the ASBB Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (each, an “Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the receipt of the Requisite ASBB Shareholder Approval, ASBB’s board of directors may make an Adverse Recommendation Change if and only if:

(A)	ASBB’s board of directors determines in good faith, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use) and outside counsel, that it has received an Acquisition Proposal (that did not result from a breach of Section 7.3) that is a Superior Proposal;

(B)	ASBB’s board of directors determines in good faith, after consultation with ASBB’s outside counsel, that a failure to make such Adverse Recommendation Change would be inconsistent with ASBB’s board of directors’ fiduciary duties to ASBB and its shareholders under applicable Law;

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(C)	ASBB’s board of directors provides written notice (a “Notice of Recommendation Change”) to Buyer of its receipt of the Superior Proposal and its intent to announce an Adverse Recommendation Change on the third business day following delivery of such notice, which notice shall specify the material terms and conditions of the Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and identify the Person or Group making such Superior Proposal (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in such case, the three business day period referred to in this clause (C) and in clauses (D) and (E) shall be reduced to two business days following the giving of such new Notice of Recommendation Change);

(D)	after providing such Notice of Recommendation Change, ASBB shall negotiate in good faith with Buyer (if requested by Buyer) and provide Buyer reasonable opportunity during the subsequent three business day period to make such adjustments in the terms and conditions of this Agreement as would enable ASBB’s board of directors to proceed without an Adverse Recommendation Change (provided, however, that Buyer shall not be required to propose any such adjustments); and

(E)	ASBB’s board of directors, following such three business day period, again determines in good faith, after consultation with outside counsel, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be inconsistent with their fiduciary duties to ASBB and its shareholders under applicable Law.

7.2 Registration of Buyer Common Stock.

(a)      As promptly as reasonably practicable (and in any event, within 50 days) following the date hereof, Buyer shall prepare and file with the SEC the Registration Statement. The Registration Statement shall contain proxy materials relating to the matters to be submitted to ASBB’s shareholders at ASBB’s Shareholders’ Meeting. Such proxy materials shall also constitute the prospectus relating to the shares of Buyer Common Stock to be issued in the Merger. ASBB will furnish to Buyer the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Buyer on the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Buyer and ASBB will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be delivered to the ASBB shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Buyer will advise ASBB, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Buyer or ASBB, or any of their respective affiliates, officers or directors, should be discovered by Buyer or ASBB which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Buyer with the SEC and disseminated by the Parties to their respective shareholders.

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(b)      Buyer shall also take any action required to be taken under any applicable state Securities Laws in connection with the Merger and each of Buyer and ASBB shall furnish all information concerning it and the holders of ASBB Common Stock as may be reasonably requested in connection with any such action.

(c)      Prior to the Effective Time, Buyer shall notify The Nasdaq Stock Market of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of ASBB Common Stock.

7.3 Other Offers, etc.

(a)      From the date of this Agreement through the first to occur of the Effective Time or termination of this Agreement, each ASBB Entity shall not, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions (except to notify a third party of the existence of restrictions provided in this Section 7.3) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (iii) enter into any agreement (including any agreement in principle, letter of intent or understanding, merger agreement, stock purchase agreement, asset purchase agreement, or share exchange agreement, but excluding a confidentiality agreement of the type described below) (an “Acquisition Agreement”) contemplating or otherwise relating to any Acquisition Transaction, or (iv) propose or agree to do any of the foregoing; provided, however, that prior to receipt of the Requisite ASBB Shareholder Approval, this Section 7.3 shall not prohibit a ASBB Entity from furnishing nonpublic information regarding any ASBB Entity or other access to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide, unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if and only if: (A) no ASBB Entity or Representative or Affiliate thereof shall have violated any of the restrictions set forth in this Section 7.3 (other than any breach of such obligation that is unintentional and did not result in the submission of such Acquisition Proposal), (B) ASBB’s board of directors shall have determined in good faith, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, (C) ASBB’s board of directors concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law to ASBB and its shareholders, (D) ASBB receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing Party than the confidentiality terms of this Agreement, and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, ASBB furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not been previously furnished by ASBB to Buyer). In addition to the foregoing, ASBB shall provide Buyer with at least two days’ prior written notice of a meeting of ASBB’s board of directors at which meeting ASBB’s board of directors is reasonably expected to resolve to recommend the Acquisition Agreement as a Superior Proposal to its shareholders, and ASBB shall keep Buyer informed on a prompt basis of the status and material terms of such Acquisition Proposal, including any material amendments or proposed amendments as to price and other material terms thereof.

(b)      In addition to the obligations of ASBB set forth in this Section 7.3, as promptly as reasonably practicable, after any of the directors or executive officers of ASBB become aware thereof, ASBB shall advise Buyer of any request received by ASBB for nonpublic information which ASBB reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. ASBB shall keep Buyer informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

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(c)      Except as specifically permitted under Section 7.3(a), ASBB shall, and shall use its commercially reasonable efforts to cause its and its Subsidiaries’, directors, officers, employees, and Representatives to immediately cease any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use and cause to be used all commercially reasonable efforts to enforce any confidentiality or similar or related agreement relating to any Acquisition Proposal.

(d)      Nothing contained in this Agreement shall prevent a Party or its board of directors from (i) complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; (ii) making any disclosure to ASBB’s shareholders if ASBB’s board of directors determines in good faith, after consultation with its outside counsel, that the failure to make such disclosures would be reasonably likely to be inconsistent with applicable Law; (iii) informing any Person of the existence of this provisions contained in this Section 7.3, or (iv) making any “stop, look, and listen” communication to ASBB’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to ASBB’s shareholders).

7.4 Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation and applications, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority or other Person whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.5 Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its Rights under this Agreement.

7.6 Investigation and Confidentiality.

(a)      Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of its business and properties (including that of its Subsidiaries) and of their respective financial and legal conditions as the other Party reasonably requests, including, but not limited to, conducting any environmental assessment with respect to any property; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily or materially with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party. Between the date hereof and the Effective Time, ASBB shall permit Buyer’s senior officers and independent auditors to meet with the senior officers of ASBB, including officers responsible for the ASBB Financial Statements and the internal controls of ASBB and ASBB’s independent public accountants, to discuss such matters as Buyer may deem reasonably necessary or appropriate for Buyer to satisfy its obligations under Sections 302, 404, and 906 of the Sarbanes-Oxley Act.

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(b)      In addition to each Party’s obligations pursuant to Section 7.6(a), each Party shall, and shall cause its advisors and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)      ASBB shall use its commercially reasonable efforts to exercise, and shall not waive any of, its Rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to ASBB to preserve the confidentiality of the information relating to ASBB Entities provided to such Persons and their Affiliates and Representatives.

(d)      Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have an ASBB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable.

(e)      Each Buyer Entity shall, in accordance with Buyer’s comprehensive written data security program established and maintained pursuant to 15 U.S.C. § 6801 and regulations promulgated thereunder (“Buyer’s Security Program”), safeguard IIPI disclosed to that Buyer Entity pursuant to this Agreement or in connection with the transactions contemplated hereby. In the event that any Buyer Entity allows a third party to access such IIPI, Buyer shall ensure that the third party safeguards that IIPI in accordance with a data security program substantially equivalent to the Buyer’s Security Program.

(f)      Buyer shall notify ASBB promptly (but in no event more than 24 hours) of any Data Incident. All Buyer Entities shall promptly take all actions that are necessary and advisable to correct, mitigate, and prevent recurrence of the Data Incident. All Buyer Entities shall cooperate fully with ASBB and its designees in all reasonable efforts to investigate the Data Incident.

(g)      If this Agreement is terminated prior to the Effective Time, each Buyer Entity shall promptly return or dispose of, and certify the return or disposal, of all IIPI received by the Buyer Entity in connection with this Agreement. Any disposal of such IIPI must be performed in a manner that ensures that the IIPI is rendered permanently unreadable and unrecoverable.

7.7 Press Releases.

Prior to the Effective Time, ASBB and Buyer shall consult with each other and agree as to the form and substance of any press release, communication with ASBB’s shareholders, or other public disclosure materially related to this Agreement, or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

7.8 Charter Provisions.

Each ASBB Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of any ASBB Entity or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any ASBB Entity that may be directly or indirectly acquired or controlled by them.

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7.9 Employee Benefits and Contracts.

(a)      All Persons who are employees of ASBB Entities immediately prior to the Effective Time and whose employment is not terminated, if any, at or prior to the Effective Time (a “Continuing Employee”) shall, at the Effective Time or the effective time of the Bank Merger, as applicable, become employees of Buyer or Buyer Bank, as applicable. Buyer and Buyer Bank shall honor all ASBB employment and change of control agreements existing as of the date of this Agreement that have been disclosed to Buyer, regardless of whether the employees with such agreements are Continuing Employees or receive new agreements with Buyer. Buyer and Buyer Bank shall honor the Bank Change in Control Severance Plan. All of the Continuing Employees shall be employed at will, and no contractual right with respect to employment shall inure to such employees because of this Agreement, except as otherwise contemplated by this Agreement.

(b)      As of the Effective Time, each Continuing Employee shall be employed on the same terms and conditions as similarly situated employees of Buyer Bank and eligible to participate in each of Buyer’s Employee Benefit Plans with full credit for prior service with ASBB solely for purposes of eligibility and vesting.

(c)      As of the Effective Time, Buyer shall make available employer-provided benefits under Buyer Employee Benefit Plans to each Continuing Employee on the same basis as it provides such coverage to Buyer or Buyer Bank employees. With respect to Buyer Employee Benefit Plans providing health coverage, Buyer shall use commercially reasonable efforts to cause any pre-existing condition, eligibility waiting period, or other limitations or exclusions otherwise applicable under such plans to new employees not to apply to a Continuing Employee or their covered dependents who were covered under a similar ASBB plan at the Effective Time of the Merger. In addition, if any such transition occurs during the middle of a plan year, Buyer shall use commercially reasonable efforts to cause any such successor Buyer Employee Benefit Plan providing health coverage to give credit towards satisfaction of any annual deductible limitation and out-of-pocket maximum applied under such successor plan for any deductible, co-payment and other cost-sharing amounts previously paid by a Continuing Employee respecting his or her participation in the corresponding ASBB Employee Benefit Plan during that plan year prior to the transition effective date. Notwithstanding the foregoing, and in lieu of the same, Buyer may continue ASBB’s health and other employee welfare benefit plans for each Continuing Employee as in effect immediately prior to the Effective Time.

(d)      Reserved.

(e)      Upon not less than 10 days’ notice prior to the Closing Date from Buyer to ASBB, ASBB shall cause the termination, amendment, or other appropriate modification of each ASBB Benefit Plan as specified by Buyer in such notice such that no ASBB Entity shall sponsor or otherwise have any further Liability thereunder in connection with such applicable ASBB Benefit Plans, effective as of the date which immediately proceeds the Closing Date. Upon such action, participants in such applicable ASBB Benefit Plans that are described in ERISA Section 3(2) shall be 100% vested in their account balances.

(f)      No officer, employee, or other Person (other than the Parties to this Agreement) shall be deemed a third party or other beneficiary of this Section 7.9, and no such Person shall have any right or other entitlement to enforce any provision of this Agreement or seek any remedy in connection with this Agreement, except as set forth in Section 7.12. No provision of this Agreement constitutes or shall be deemed to constitute, an Employee Benefit Plan or other arrangement, an amendment of any Employee Benefit Plan or other arrangement, or any provision of any Employee Benefit Plan or other arrangement.

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(g)      ASBB shall take all appropriate action to terminate any ASBB Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) (each, a “401(k) Plan”) prior to the Closing Date; provided, however, that Buyer agrees that nothing in this Section 7.9 will require ASBB to cause the final dissolution and liquidation of, or to amend (other than as may be required to maintain such plan’s compliance with the Code, ERISA, or other applicable Law), said plan prior to the Closing Date.

(h)      The board of directors of ASBB and each other applicable ASBB Entity shall adopt resolutions terminating the ASBB tax-qualified employee stock ownership plan (the “ASBB ESOP”) immediately prior to and effective as of the Effective Time (all shares held by the ASBB ESOP shall be converted into the right to receive the Merger Consideration); to the extent necessary, the Merger Consideration exchanged for the unallocated shares held by the ASBB ESOP will be applied to the repayment of all outstanding ASBB ESOP indebtedness; and the balance, if any, of the unallocated shares and any other assets remaining unallocated shall be allocated and distributed to ASBB ESOP participants as their interests appear, as provided for in the ASBB ESOP unless otherwise required by applicable law. In the case of a conflict between the terms of this Section 7.9(h) and the terms of the ASBB ESOP, the terms of the ASBB ESOP shall control; however, in the event of any such conflict, ASBB before the Merger, and Buyer after the Merger, shall use their best efforts to cause the ASBB ESOP to be amended to conform to the requirements of this Section 7.9(h).

7.10 Retention Plan and Conversion Bonus Plan.

(a)      ASBB may implement a retention plan (the “Retention Plan”) for the benefit of those non-director employees of ASBB and its Subsidiaries (i) with respect to non-executive officers, as determined by the chief executive officer of ASBB or (ii) with respect to non-director executive officers, as determined by the Compensation Committee of the board of directors of ASBB (which may consider the proposals of the chief executive officer of ASBB in making such determinations), and in each case as agreed to by Buyer (which agreement will not be unreasonably withheld or delayed), which Retention Plan shall involve aggregate benefits to such employees of up to the amount set forth in Section 7.10(a) of the Buyer Disclosure Memorandum, which shall be payable to such employees of ASBB Entities that remain employees until the Closing Date.

(b)      To facilitate the successful integration of ASBB into Buyer and the conversion of the systems of ASBB to Buyer, Buyer shall establish a stay bonus/conversion bonus pool in the aggregate amount up to the amount set forth in Section 7.10(b) of the Buyer Disclosure Memorandum to be allocated and paid to non-director employees of ASBB who continue in the employ of Buyer at the expiration of 90 days after the Effective Time. The specific amount to be allocated and paid to each such non-director employee who continues in the employ of Buyer shall be determined by Buyer prior to the Effective Time, after consultation with the chief executive officer of ASBB.

7.11 Section 16 Matters.

Prior to the Effective Time, ASBB and Buyer shall take all such steps as may be required to cause any acquisitions of Buyer Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ASBB to be exempt under Rule 16b-3 promulgated under the Exchange Act. ASBB agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 7.11.

7.12 Indemnification.

(a)      For a period of six years after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend, and hold harmless the present and former directors and executive officers of the ASBB Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees, or agents of ASBB or, at ASBB’s request, of another corporation, partnership, joint venture, trust, or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under the NCBCA, Section 402 of the Sarbanes-Oxley Act, the Securities Laws, and FDIC Regulations Part 359, and by ASBB’s articles of incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Buyer is insured against any such matter.

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(b)      Prior to the Effective Time, Buyer shall purchase, or shall direct ASBB to purchase, an extended reporting period endorsement under ASBB’s existing directors’ and officers’ liability insurance coverage (“ASBB D&O Policy”) for acts or omissions occurring prior to the Effective Time by such directors and officers currently covered by ASBB’s D&O Policy. The directors and officers of ASBB shall take all reasonable actions required by the insurance carrier necessary to procure such endorsement. Such endorsement shall provide such directors and officers with coverage following the Effective Time for six years.

(c)      Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such Liability or Litigation, shall promptly notify Buyer and the Surviving Corporation thereof in writing. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Buyer or the Surviving Corporation shall have the right to assume the defense thereof, and, in such event, neither Buyer nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Buyer or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Buyer or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Buyer and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in good faith in the defense of any such Litigation; and (iii) neither Buyer nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent and which does not provide for a complete and irrevocable release of all Buyer’s Entities and their respective directors, officers, and controlling persons, employees, agents, and Representatives; and provided, further, that neither Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final and unappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d)      If Buyer or the Surviving Corporation or any successors or assigns thereof consolidates with or merges into any other Person and will not be the continuing or surviving Person of such consolidation or merger or transfer of all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation shall assume the obligations set forth in this Section 7.12.

(e)      The provisions of this Section 7.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and legal and personal representatives.

7.13 Tax Covenants of Buyer.

At and after the Effective Time, Buyer covenants and agrees that it:

(a)      will not take any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a)(1)(A) of the Code;

(b)      will maintain all books and records and prepare and file all federal, state and local income Tax Returns and schedules thereto of Buyer, ASBB, and all Affiliates thereof in a manner consistent with the Merger’s being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local Tax Laws);

(c)      will, either directly or through a member of Buyer’s Qualified Group, continue at least one significant historic business line of ASBB, or use at least a significant portion of the historic business assets of ASBB in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d);

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(d)      in connection with the Merger, will not reacquire, and will not permit any Person that is a “related person” (as defined in Treasury Regulation Section 1.368-1(e)(4)) to Buyer to acquire, any of the Buyer Common Stock issued in connection with the Merger; and

(e)      will not sell or otherwise dispose of any of ASBB’s Assets acquired in the Merger, and will not cause or permit Buyer Bank to sell or otherwise dispose of any of Bank’s assets acquired in the Bank Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulation Section 1.368-2(k).

Article 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1 Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a)      Shareholder Approval. The shareholders of ASBB shall have approved this Agreement by the Requisite ASBB Shareholder Approval, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of ASBB’s articles of incorporation and bylaws.

(b)      Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(c)      Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, would be reasonably likely to have, individually or in the aggregate, an ASBB Material Adverse Effect or a Buyer Material Adverse Effect, as applicable. ASBB shall have obtained the Consents listed in Section 8.1(c) of the ASBB Disclosure Memorandum, including Consents from the lessors of each office leased by ASBB, if any. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of Buyer would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Buyer would not, in its reasonable judgment, have entered into this Agreement.

(d)      Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(e)      Legal Proceedings. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

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(f)      Exchange Listing. Buyer shall have filed with The Nasdaq Stock Market a notification form for the listing of all shares of Buyer Common Stock to be delivered as Merger Consideration, and The Nasdaq Stock Market shall not have objected to the listing of such shares of Buyer Common Stock.

(g)      Tax Opinion. Buyer and ASBB shall have received the opinion of Buyer’s legal counsel, dated as of the Closing, in form and substance customary in transactions of the type contemplated hereby, substantially to the effect that on the basis of the facts, representations, and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and (ii) Buyer and ASBB will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinion may be based on, in addition to the review of such matters of fact and Law as the opinion given considers appropriate, representations contained in certificates of officers of Buyer and ASBB.

8.2 Conditions to Obligations of Buyer.

The obligations of Buyer to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Buyer pursuant to Section 10.6(a):

(a)      Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of ASBB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided, that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of ASBB set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.24) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an ASBB Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications..

(b)      Performance of Agreements and Covenants. Each and all of the agreements and covenants of ASBB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)      Officers’ Certificate. ASBB shall have delivered to Buyer (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to ASBB and in Sections 8.2(a), 8.2(b), 8.2(f), and 8.2(g), have been satisfied.

(d)      Secretary’s Certificate. ASBB shall have delivered a certificate of the secretary of ASBB and Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of ASBB and Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of ASBB as in effect from the date of this Agreement until the Closing Date, (iii) a copy of the bylaws of ASBB as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions duly adopted by ASBB’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve certifying that ASBB is a registered bank holding company, (vi) a copy of the articles of incorporation of Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of Bank, and (ix) a certificate of the FDIC certifying that Bank is an insured depository institution.

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(e)      No Material Adverse Effect. There shall not have occurred any ASBB Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time with respect to ASBB.

(f)      Payments. None of the ASBB Entities shall have made any payments or provided any benefits, or is obligated to make any payments or provide any benefits, in connection with any or all of which (i) a deduction could or would be disallowed or limited under Sections 280G, 404, or 162(m) of the Code, or (ii) could or would be subject to withholding or give rise to taxation under Section 4999 of the Code.

(g)      Bank Merger. The Parties shall stand ready to consummate the Bank Merger immediately after the Merger.

(h)      Support Agreements. Each executive officer and director shall have executed and delivered to Buyer a support agreement in the form attached hereto as Exhibit B.

8.3 Conditions to Obligations of ASBB.

The obligations of ASBB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by ASBB pursuant to Section 10.6(b):

(a)      Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), and 5.11 shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Buyer set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2(a), 5.2(b)(i), 5.4, and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Buyer Material Adverse Effect; provided, that for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications..

(b)      Performance of Agreements and Covenants. Each and all of the agreements and covenants of Buyer and Buyer Bank to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c)      Officers’ Certificate. Buyer shall have delivered to ASBB a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as it relates to Buyer and in Sections 8.3(a), 8.3(b), and 8.3(f) have been satisfied.

(d)      Secretary’s Certificate. Buyer and Buyer Bank shall have delivered a certificate of the secretary of Buyer and Buyer Bank, dated as of the Closing Date, certifying as to (i) the incumbency of officers of Buyer and Buyer Bank executing documents executed and delivered in connection herewith, (ii) a copy of the articles of incorporation of Buyer as in effect from the date of this Agreement until the Closing Date, along with a certificate of the Secretary of State of the State of North Carolina as to the good standing of Buyer; (iii) a copy of the bylaws of Buyer as in effect from the date of this Agreement until the Closing Date, (iv) a copy of the resolutions of Buyer’s board of directors authorizing and approving the applicable matters contemplated hereunder, (v) a certificate of the Federal Reserve certifying that Buyer is a registered bank holding company, (vi) a copy of the articles of incorporation of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (vii) a copy of the bylaws of Buyer Bank as in effect from the date of this Agreement until the Closing Date, (viii) a certificate of the North Carolina Commissioner of Banks as to the good standing of Buyer Bank, and (ix) certificate of the FDIC certifying that Buyer Bank is an insured depository institution.

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(e)      Payment of Merger Consideration. Buyer shall pay the Merger Consideration as provided by this Agreement.

(f)      No Material Adverse Effect. There shall not have occurred any Buyer Material Adverse Effect from the December 31, 2016 balance sheet to the Effective Time.

Article 9
TERMINATION

9.1 Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of ASBB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)      By mutual written agreement of Buyer and ASBB; or

(b)      By Buyer or ASBB (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standard set forth in Section 8.2 or 8.3, as applicable; or

(c)      By Buyer or ASBB in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable, or (iii) the Requisite ASBB Shareholder Approval is not obtained at ASBB’s Shareholders’ Meeting where such matters were presented to such shareholders for approval and voted upon; or

(d)      By Buyer or ASBB in the event that the Merger shall not have been consummated by December 31, 2017, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1; or

(e)      By Buyer (provided, that Buyer is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that (i) the ASBB board of directors shall have made an Adverse Recommendation Change; (ii) ASBB’s board of directors shall have failed to reaffirm the ASBB Recommendation within 10 business days after Buyer requests such at any time following the public announcement of an Acquisition Proposal, or (iii) ASBB shall have failed to comply in all material respects with its obligations under Section 7.1 or 7.3; or

(f)      By ASBB, prior to the Requisite ASBB Shareholder Approval (and provided that ASBB has complied in all material respects with Section 7.1 (including the provisions of Section 7.1(b) regarding the requirements for making an Adverse Recommendation Change)) and Section 7.3, in order to enter into a Superior Proposal.

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9.2 Effect of Termination.

In the event of the termination and abandonment of this Agreement by either Buyer or ASBB pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Sections 7.6(b), 9.2, 9.3, 10.2, 10.3, and 10.9 shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

9.3 Termination Fee.

(a)      If Buyer terminates this Agreement pursuant to Section 9.1(e) of this Agreement or ASBB terminates this Agreement pursuant to Section 9.1(f) of this Agreement, then ASBB shall, on the date of termination, pay to Buyer the sum of $6,800,000.00 (the “Termination Fee”). The Termination Fee shall be paid to Buyer in same day funds. ASBB hereby waives any right to set-off or counterclaim against such amount.

(b)      In the event that (i) an Acquisition Proposal with respect to ASBB shall have been communicated to or otherwise made known to the shareholders, senior management, or board of directors of ASBB, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to ASBB after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by ASBB or Buyer pursuant to Section 9.1(d) (only if the Requisite ASBB Shareholder Approval has not theretofore been obtained), (B) by Buyer pursuant to Section 9.1(b), or (C) by ASBB or Buyer pursuant to Section 9.1(c)(iii), and (iii) prior to the date that is 12 months after the date of such termination, ASBB consummates an Acquisition Transaction or enters into an Acquisition Agreement, then ASBB shall on the earlier of the date an Acquisition Transaction is consummated or any such Acquisition Agreement is entered into, as applicable, pay Buyer a fee equal to the Termination Fee in same day funds. For the avoidance of doubt, Buyer shall be entitled to no more than one Termination Fee. ASBB hereby waives any right to set-off or counterclaim against such amount.

(c)      The Parties acknowledge that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if ASBB fails to pay promptly any fee payable by it pursuant to this Section 9.3, then ASBB shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with collecting such Termination Fee, together with interest on the amount of the fee at the prime annual rate of interest (as published in The Wall Street Journal) plus 2% as the same is in effect from time to time from the date such payment was due under this Agreement until the date of payment.

9.4 Non-Survival of Representations and Covenants.

Except for Article 3 (Manner of Converting Shares), Sections 7.9 (Employee Benefits and Contracts), 7.10 (Section 16 Matters), 7.11 (Indemnification), 7.12 (Tax Covenants of Buyer), this Article 9 (Termination) and Article 10 (Miscellaneous), the respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time.

Article 10
MISCELLANEOUS

10.1 Definitions.

(a)      Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

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“401(k) Plan” shall have the meaning as set forth in Section 7.9(g) of the Agreement.

“Acquisition Proposal” means any proposal (whether communicated to ASBB or publicly announced to ASBB’s shareholders) by any Person (other than Buyer or any of its Affiliates) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from ASBB by any Person or Group (other than Buyer or any of its Affiliates) of 25% or more in interest of the total outstanding voting securities of ASBB, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Buyer or any of its Affiliates) beneficially owning 25% or more in interest of the total outstanding voting securities of ASBB, or any merger, consolidation, business combination or similar transaction involving ASBB pursuant to which the shareholders of ASBB immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the consolidated Assets of ASBB and its Subsidiaries, taken as a whole; or (iii) any liquidation or dissolution of ASBB.

“Adverse Recommendation Change” shall have the meaning as set forth in Section 7.1(b) of the Agreement.

“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning as set forth in the introduction of the Agreement.

“Aggregate Cash Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Aggregate Stock Limit” shall have the meaning as set forth in Section 3.2(d) of the Agreement.

“Articles of Merger” shall have the meaning as set forth in Section 1.3 of the Agreement.

“ASBB” shall have the meaning as set forth in the introduction of the Agreement.

“ASBB Benefit Plan(s)” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“ASBB Common Stock” means the common stock, par value $0.01 per share, of ASBB.

“ASBB Contracts” shall have the meaning as set forth in Section 4.16(a) of the Agreement.

“ASBB D&O Policy” shall have the meaning as set forth in Section 7.12(b) of the Agreement.

“ASBB Disclosure Memorandum” means the written information entitled “ASB Bancorp, Inc. Disclosure Memorandum” delivered with this Agreement to Buyer and attached hereto.

“ASBB Entities” means, collectively, ASBB and all ASBB Subsidiaries.

“ASBB ERISA Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“ASBB ESOP” shall have the meaning as set forth in Section 7.9(h) of the Agreement.

“ASBB Exchange Act Reports” shall have the meaning as set forth in Section 4.5(a) of the Agreement.

“ASBB Financial Advisor” means Keefe, Bruyette & Woods, Inc.

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“ASBB Financial Statements” means (i) the consolidated balance sheets of ASBB as of December 31, 2016 and 2015, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2016, 2015, and 2014 as filed by ASBB in Exchange Act Documents, and (ii) the consolidated balance sheets of ASBB (including related notes and schedules, if any) and related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2016.

“ASBB Leased Real Properties” shall have the meaning as set forth in Section 4.10(f) of the Agreement.

“ASBB Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of ASBB and its Subsidiaries, taken as a whole, or (ii) the ability of ASBB to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “ASBB Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of ASBB (or any of its Subsidiaries) taken with the prior written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the ASBB is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of ASBB. “ASBB Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the ASBB Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a ASBB Material Adverse Effect).

“ASBB Options” shall have the meaning as set forth in Section 3.5(a) of the Agreement.

“ASBB Pension Plan” shall have the meaning as set forth in Section 4.15(a) of the Agreement.

“ASBB Realty” shall have the meaning as set forth in Section 4.10(e) of the Agreement.

“ASBB Regulatory Agreement” shall have the meaning as set forth in Section 4.22 of the Agreement.

“ASBB Restricted Stock” shall have the meaning as set forth in Section 3.5(b) of the Agreement.

“ASBB Recommendation” shall have the meaning as set forth in the Recitals of the Agreement.

“ASBB’s Shareholders’ Meeting” means the meeting of ASBB’s shareholders to be held pursuant to Section 7.1(a), including any adjournment or adjournments thereof.

“ASBB Subsidiaries” means the Subsidiaries of ASBB.

“Assets” of a Person means all of the assets, properties, businesses and Rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

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“Average Buyer Stock Price” means the average of the closing sale prices of Buyer Common Stock as reported on the Nasdaq Global Select Market during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date; provided, however, that in the event Buyer Common Stock does not trade on any one or more of the trading days during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date, any such date shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales prices and number of days on which Buyer Common Stock actually traded during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Bank Merger” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Bank Merger Agreement” shall have the meaning as set forth in Section 1.5 of the Agreement.

“BHCA” shall have the meaning as set forth in Section 4.1 of the Agreement.

“Buyer” shall have the meaning as set forth in the introduction of the Agreement.

“Buyer Awards” shall have the meaning as set forth in Section 3.1(c) of the Agreement.

“Buyer Bank” shall have the meaning as set forth in Section 1.5 of the Agreement.

“Buyer Common Stock” means the common stock, no par value per share, of Buyer.

“Buyer Disclosure Memorandum” means the written information entitled “First Bancorp Disclosure Memorandum” delivered with this Agreement to ASBB and attached hereto.

“Buyer Entities” means, collectively, Buyer and all Buyer Subsidiaries.

“Buyer ERISA Plan” shall have the meaning as set forth in Section 5.11(a) of the Agreement.

“Buyer Exchange Act Reports” shall have the meaning as set forth in Section 5.5(a) of the Agreement.

“Buyer Financial Advisor” means RBC Capital Markets, LLC.

“Buyer Financial Statements” means (i) the consolidated balance sheets of Buyer as of December 31, 2016 and 2015, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three fiscal years ended December 31, 2016, 2015, and 2014 as filed by Buyer in Exchange Act Documents, and (ii) the consolidated balance sheets of Buyer (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in Exchange Act Documents, as amended, filed with respect to periods ended subsequent to December 31, 2016.

“Buyer Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or is reasonably expected to have a material adverse effect on (i) the financial position, property, business, assets or results of operations of Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of Buyer to perform its material obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided, that “Buyer Material Adverse Effect” shall not be deemed to include the effects of (A) changes in banking and other Laws of general applicability or interpretations thereof by Governmental Authorities, (B) changes in SEC, GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (C) actions and omissions of Buyer (or any of its Subsidiaries) taken with the prior written Consent of ASBB in contemplation of the transactions contemplated hereby, (D) changes in economic conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent the Buyer is materially and adversely affected in a disproportionate manner as compared to other comparable participants in the banking industry, (E) changes resulting from the announcement or pendency of the transactions contemplated by this Agreement, or (F) the direct effects of compliance with this Agreement on the operating performance of Buyer. “Buyer Material Adverse Effect” shall not be deemed to include any failure to meet analyst projections, in and of itself, or, in and of itself, or the trading price of the Buyer Common Stock (it being understood that the facts or occurrences giving rise or contributing to any such effect, change or development which affects or otherwise relates to the failure to meet analyst financial forecasts or the trading price, as the case may be, may be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Buyer Material Adverse Effect).

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“Buyer Regulatory Agreement” shall have the meaning as set forth in Section 5.12 of the Agreement.

“Buyer Subsidiaries” means the Subsidiaries of Buyer, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Buyer in the future and held as a Subsidiary by Buyer at the Effective Time.

“Buyer’s Security Program” shall have the meaning as set forth in Section 7.6(e) of the Agreement.

“Cash Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Cash Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Cash Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“CERCLA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Certificates” shall have the meaning as set forth in Section 3.1(b) of the Agreement.

“Change in Control Benefit” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Closing” shall have the meaning as set forth in Section 1.2 of the Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” shall have the meaning as set forth in the Recitals of the Agreement.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Continuing Employee” shall have the meaning as set forth in Section 7.9(a) of the Agreement.

“Contract” means any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, Assets or business.

“Data Incident” means any actual or reasonably suspected unauthorized access to or acquisition, disclosure, use, or loss of IIPI disclosed to any Buyer Entity in connection with this Agreement (including hard copies) or breach or compromise of Buyer’s Security Program that presents a viable threat to any such IIPI or any ASBB Entity’s systems.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Determination Date” means the last of the following dates to occur: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date of the receipt of the Requisite ASBB Shareholder Approval..

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“DOL” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Election Deadline” shall have the meaning as set forth in Section 3.2(c) of the Agreement.

“Election Form” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Effective Time” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, bank owned life insurance, split dollar or similar arrangements, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency or state or local Governmental Authorities with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including: (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq. (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (vi) of this subparagraph; (viii) any amendments to the statutes, laws or ordinances listed in parts (i) - (vi) of this subparagraph, regardless of whether in existence on the date hereof, (ix) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (vii) of this subparagraph; and (x) any other Law, statute, ordinance, amendment, rule, regulation, guideline, directive, Order or the like in effect now or in the future relating to environmental, health or safety matters and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with a ASBB Entity would be treated as a single employer under Code Section 414(b), (c), (m), or (o).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Act Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act with respect to any report that is an Exchange Act Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Exchange Agent” shall have the meaning as set forth in Section 3.2(a) of the Agreement.

“Exchange Fund” shall have the meaning as set forth in Section 3.3(a) of the Agreement

“Exchange Ratio” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Extinguished Shares” shall have the meaning as set forth in Section 3.1(d) of the Agreement.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

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“Federal Reserve” shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Richmond.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Governmental Authority” shall mean any federal, state, local, foreign, or other court, board, body, commission, agency, authority or instrumentality, arbitral authority, self-regulatory authority, mediator, tribunal, including Regulatory Authorities and Taxing Authorities.

“Gross-Up Payment” shall have the meaning set forth in Section 4.15(k) of the Agreement.

“Group” shall have the meaning as set forth in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, and HSRA regulated substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, mold, asbestos, and polychlorinated biphenyls (PCBs): (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Environmental Law), provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Holder Representative” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Indemnified Party” shall have the meaning as set forth in Section 7.12(a) of the Agreement.

“Individually Identifiable Personal Information” or “IIPI” shall have the meaning as set forth in Section 4.13(b) of the Agreement.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“IRS” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry of the records and employees of such Person by the chairman, president, chief financial officer, chief credit officer, or any senior or executive vice president of such Person without any further investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, statute, regulation or Order applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including reasonable attorneys fees, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

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“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or any property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for any depository institution, pledges to secure public deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets or Liabilities (including Contracts related to Assets or Liabilities), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning as set forth in the Recitals of the Agreement.

“Merger Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Mixed Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“NCBCA” shall have the meaning as set forth in Section 1.1 of this Agreement.

“Non-Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Non-Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Notice of Recommendation Change” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Operating Properties” means all real property (including, without limitation, all buildings, fixtures, or other improvements located thereon) now, hereafter or heretofore owned, leased, operated, or used by ASBB or any of the ASBB Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, directive, ruling, or writ of any Governmental Authority.

“Participation Facilities” means any facility in which ASBB or any of the ASBB Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

“Party” means ASBB or Buyer, and “Parties” means both such Persons.

“Party in Interest” shall have the meaning as set forth in Section 4.15(f) of the Agreement.

“PBGC” shall have the meaning as set forth in Section 4.15(b) of the Agreement.

“Permit” means any federal, state, local, and foreign Governmental Authority approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business, the absence of which or a Default under would constitute a Buyer or ASBB Material Adverse Effect, as the case may be.

“Per Share Purchase Price” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Person” means a natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

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“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Qualified Group” shall have the meaning as set forth in Section 7.14(c) of the Agreement.

“RCRA” shall have the meaning as set forth under the definition of “Environmental Laws” in this Section 10.1(a) of the Agreement.

“Registration Statement” shall have the meaning as set forth in Section 4.2(c) of the Agreement.

“Regulatory Authorities” means, collectively, the SEC, the Nasdaq Stock Market, FINRA, the North Carolina Commissioner of Banks, the FDIC, the Department of Justice, and the Federal Reserve, and all other federal, state, county, local, other Governmental Authorities, and self-regulatory authorities having jurisdiction over a Party or its Subsidiaries.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent of a Person.

“Requisite ASBB Shareholder Approval” shall have the meaning as set forth in Section 4.2(a) of the Agreement.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other securities, securities or rights convertible into or exchangeable for, shares of the capital stock or other securities of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration” shall have the meaning as set forth in Section 3.1(a) of the Agreement.

“Stock Election” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Number” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Stock Election Shares” shall have the meaning as set forth in Section 3.2(b) of the Agreement.

“Subsidiaries” means all those corporations, banks, associations, or other entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its Buyer (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least a majority of the outstanding equity interest in, or all or substantially all of the assets and liabilities of, ASBB Entities and (ii) with respect to which the board of directors of ASBB (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (among other things, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use)) to be more favorable to ASBB’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the board of directors of ASBB, after consultation with the ASBB Financial Advisor (or such other financial advisor as ASBB may use), the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction and close it timely, and any proposed changes to this Agreement that may be proposed by Buyer in response to such Acquisition Proposal).

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“Support Agreements” shall have the meaning as set forth in the Recitals of the Agreement.

“Surviving Corporation” means Buyer as the surviving corporation resulting from the Merger.

“Takeover Laws” shall have the meaning as set forth in Section 4.23 of the Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, levies, imposts, duties, or assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges of any kind whatsoever, imposed or required to be withheld by any Governmental Authority (domestic or foreign), including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Return” means any report, return, information return, or other information supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries, including any attachment or schedule thereto or amendment thereof.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Termination Fee” shall have the meaning as set forth in Section 9.3(a) of the Agreement.

“WARN Act” shall have the meaning as set forth in Section 4.14(d) of the Agreement.

(b)      Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific governmental authority or agency shall include any successor statute or regulation or successor governmental authority or agency, as the case may be.

10.2 Expenses.

Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of ASBB, shall be paid at Closing and prior to the Effective Time.

10.3 Brokers and Finders.

Except for the ASBB Financial Advisor as to ASBB, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker’s representing or being retained by or allegedly representing or being retained by ASBB or by Buyer, each of ASBB and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless from any Liability in respect of any such claim. ASBB has provided a copy of ASBB Financial Advisor’s engagement letter and expected fee for its services as Section 10.3 of the ASBB Disclosure Memorandum and shall pay all amounts due thereunder at Closing and prior to the Effective Time.

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10.4 Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any Rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided in Section 7.12.

10.5 Amendments.

To the extent permitted by Law, and subject to Section 1.4, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of ASBB Common Stock, there shall be made no amendment that reduces or modifies in any respect the consideration to be received by holders of ASBB Common Stock.

10.6 Waivers.

(a)      Prior to or at the Effective Time, Buyer, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by ASBB, to waive or extend the time for the compliance or fulfillment by ASBB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)      Prior to or at the Effective Time, ASBB, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of ASBB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of ASBB.

(c)      The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.7 Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the Rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written Consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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10.8 Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, properly addressed electronic mail delivery (with confirmation of delivery receipt), by registered or certified mail (postage pre-paid), or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:

Buyer:	First Bancorp
300 SW Broad Street
Southern Pines, North Carolina 28387
Attn: Richard H. Moore, Chief Executive Officer
Email: rmoore@localfirstbank.com

Copy to Counsel:	Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
Suite 2000
Renaissance Plaza
230 North Elm Street
Greensboro, North Carolina 27401
Attn: Robert A. Singer, Esq.
Email: rsinger@brookspierce.com

ASBB:	ASB Bancorp, Inc.
11 Church Street
Asheville, North Carolina 28801
Attention: Suzanne S. DeFerie
Email: sdeferie@ashevillesavingsbank.com

Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, 9th Floor
104 South Main Street
Greenville, South Carolina 29601
Attention: Neil E. Grayson, Esq.
Email: neil.grayson@nelsonmullins.com

10.9 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of North Carolina.

10.10 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.11 Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

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10.12 Interpretations.

(a)      Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

(b)      No disclosure, representation, or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by any Party hereto to the extent prohibited by applicable Law, and to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

10.13 Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FIRST BANCORP

By:
Michael G. Mayer
President

ASB BANCORP, INC.

By:
Suzanne S. DeFerie
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

(the Bank Merger Agreement)

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this 1st day of May, 2017, by and between First Bank, a North Carolina bank (“Buyer Bank”), and Asheville Savings Bank, S.S.B., a North Carolina savings bank (the “Bank”, and together with Buyer Bank, the “Constituent Banks”).

WITNESSETH:

WHEREAS, ASB Bancorp, Inc., a North Carolina corporation (“ASBB”), and First Bancorp, a North Carolina corporation (“Buyer”), entered into that certain Agreement and Plan of Merger and Reorganization dated as of the date hereof (the “Merger Agreement”), which provides for the merger of ASBB with and into Buyer (the “Buyer Merger”);

WHEREAS, the respective boards of directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that Bank merge with and into Buyer Bank, with Buyer Bank being the surviving bank; and

WHEREAS, the respective boards of directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of Bank and Buyer Bank for their approval.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.      Merger.

Pursuant to and with the effects provided in the applicable provisions of Chapters 53C and 54C of the North Carolina General Statutes (the “North Carolina General Statutes”), Bank (sometimes referred to as the “Merged Bank”) shall be merged with and into Buyer Bank (the “Bank Merger”). Buyer Bank shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “Buyer Bank.” At the Effective Time (as defined herein) of the Bank Merger, the individual existence of the Merged Bank shall cease and terminate.

2.      Actions to be Taken.

The acts and things required to be done by the North Carolina General Statutes in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said North Carolina General Statutes, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.      Effective Time.

The Bank Merger shall be effective upon the approval of this Agreement by the shareholder of Merged Bank and the filing of the articles of merger in the manner provided in the North Carolina General Statutes (the “Effective Time”). The Bank Merger shall not be effective prior to the effective time of the Buyer Merger.

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4.      Articles of Incorporation and Bylaws of the Surviving Bank.

(a)      The articles of incorporation of Buyer Bank, as heretofore amended, as in effect at the Effective Time shall be the articles of incorporation of the Surviving Bank.

(b)      Until altered, amended or repealed, as therein provided, the bylaws of Buyer Bank as in effect at the Effective Time shall be the bylaws of the Surviving Bank.

5.      Directors and Officers.

The directors and officers of the Surviving Bank as of the Effective Time shall be the directors and officers of Buyer Bank immediately prior to the Effective Time, and shall hold office from the Effective Time, together with such additional persons as may thereafter be appointed, until their respective successors are duly elected or appointed and qualified.

6.      Cancellation of Shares of Merged Bank; Capital Structure of the Surviving Bank.

(a)      At the Effective Time, each share of the Merged Bank’s common stock, $0.01 par value per share (“Bank Stock”) outstanding at the Effective Time shall be cancelled.

(b)      At the Effective Time, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Time shall remain outstanding.

7.      Termination of Separate Existence.

At the Effective Time, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Bank Merger. The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Bank Merger.

8.      Further Assignments.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.      Condition Precedent to Consummation of the Merger.

This Agreement is subject to, and consummation of the Bank Merger is conditioned upon, the consummation of the Buyer Merger and the fulfillment as of the Effective Time of approval of this Agreement by the affirmative vote of Buyer, as sole shareholder of Buyer Bank, and ASBB, as sole shareholder of Bank.

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10.         Termination.

This Agreement may be terminated and the Bank Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Bank Merger by the shareholder of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of North Carolina with respect to the Bank Merger in accordance with the provisions of the North Carolina General Statutes, as applicable. This Agreement shall automatically be terminated upon any termination of the Merger Agreement.

11.         Counterparts; Title; Headings.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.         Amendments; Additional Agreements.

At any time before or after approval and adoption by the shareholder of the Bank, this Agreement may, by written instrument executed by the Constituent Banks, be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective board of directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the Parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Bank Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalves and their respective bank seals to be affixed hereto as of the day and year first above written.

FIRST BANK

By:
Michael G. Mayer
Chief Executive Officer

ASHEVILLE SAVINGS BANK, S.S.B.

By:
Suzanne S. DeFerie
Chief Executive Officer

[Signature Page Bank Merger Agreement]

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EXHIBIT B

FORM OF SUPPORT AGREEMENT

May 1, 2017

First Bancorp

300 SW Broad Street

Southern Pines, NC 28387

Ladies and Gentlemen:

The undersigned is a director and/or an officer of ASB Bancorp, Inc. (“ASBB”) and the beneficial holder of shares of common stock of ASB Bancorp, Inc. (the “ASBB Common Stock”).

First Bancorp (“Buyer”) and ASBB are considering the execution of an Agreement and Plan of Merger and Reorganization (the “Agreement”) contemplating the acquisition of ASBB through the merger of ASBB with and into Buyer (the “Merger”). The execution of the Agreement by Buyer is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of ASBB, and not in his or her capacity as a director or officer of ASBB, as follows:

1.      While this letter agreement is in effect, the undersigned shall not, directly or indirectly: (a) solicit, initiate, or encourage, induce or knowingly facilitate, the making, submission, or announcement of any proposal that constitutes an Acquisition Proposal (as defined in the Agreement); (b) participate in any discussions (except to notify a third party of the existence of restrictions provided in Section 7.3 of the Agreement) or negotiations regarding, or disclose or provide any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as defined in the Agreement); or (c) propose or agree to do any of the foregoing.

2.      While this letter agreement is in effect, the undersigned shall vote all of the shares of ASBB Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all shares of ASBB Common Stock for which the undersigned has shared voting authority, in each case whether such shares are beneficially owned or owned by the undersigned as the record holder (and shall include shares held in plans for the benefit of the undersigned as to which he or she may direct the voting of such shares), but excluding shares of ASBB Common Stock as to which the undersigned has a fiduciary relationship, and whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at ASBB’s Shareholders’ Meeting (as defined in the Agreement); and (b) against any Acquisition Proposal (as defined in the Agreement).

3.      While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of (other than in connection with the payment of the exercise price of outstanding options to purchase shares of ASBB Common Stock) or encumber (other than in connection with an ordinary bank loan) prior to the record date of ASBB’s Shareholders’ Meeting (as defined in the Agreement) any or all of his or her shares of ASBB Common Stock, or (b) deposit any shares of ASBB Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of ASBB Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

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4.      The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5.      The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of ASBB and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of ASBB.

6.      This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement), or (c) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this letter agreement shall terminate.

7.      As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of ASBB Common Stock set forth below.

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IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares beneficially owned with sole voting authority: _________________

Number of shares beneficially owned with shared voting authority: _______________

Accepted and agreed to as of
the date first above written:

FIRST BANCORP

By: Michael G. Mayer
Its: President

[Signature Page to Support Agreement]

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